[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

Exhibit 10.31.6

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

Dated as of May 22, 2015

Between

EVERBANK, as Bank

and

LOANDEPOT.COM, LLC, as Borrower

EXHIBITS

EXHIBIT I	COLLATERAL
EXHIBIT II	EXISTING INDEBTEDNESS
EXHIBIT III	SERVICER NOTICE
EXHIBIT IV	COMPLIANCE CERTIFICATE
EXHIBIT V	YIELD PROTECTION, TAXES AND REPLACEMENT OF LENDER
EXHIBIT VI	BORROWING BASE CERTIFICATE

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is made as of May 22, 2015 (the “Effective Date”), by and between loanDepot.com, LLC, a Delaware limited liability company, with an address at 26642 Towne Center Drive, Foothill Ranch, California 92610 (“Borrower”) and EverBank, a federal savings association, with an address at 100 Summer Street, Suite 3232, Boston, Massachusetts 02110 (“Bank”), under the following circumstances:

RECITAL

In order to finance Servicing Rights owned or acquired by Borrower from time to time, Borrower has requested that Bank make available to Borrower a revolving credit facility in an amount not to exceed the Maximum Loan Amount. Each advance made by Bank to Borrower pursuant to this Agreement (each, a “Loan Advance” and collectively, the “Loan”) will be used by Borrower for Approved Purposes (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree:

1. Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings.

(a) “Accepted Servicing Practices” means, with respect to any Mortgage Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and in a manner at least equal in quality to the servicing Borrower or Borrower’s designee provides to mortgage loans which it owns in its own portfolio.

(b) “Acknowledgment Agreement” means an Acknowledgment Agreement in the form prescribed or otherwise agreed to by Fannie Mae, Freddie Mac, Ginnie Mae or any other Person to be executed by Borrower, Bank and such Agency or such other Person as a condition to Borrower’s pledging Fannie Mae, Freddie Mac, Ginnie Mae or such other Person’s Servicing Rights to Bank. Each Acknowledgment Agreement must be in form and substance acceptable to Bank in its sole and absolute discretion.

(c) “Adjusted Indebtedness” means, at any date, the result of (1) Borrower’s Indebtedness on such date, minus (2) the unpaid principal of Borrower’s Subordinated Debt on such date (to the extent such Subordinated Debt is excluded from Borrower’s Indebtedness in calculating Borrower’s Adjusted Tangible Net Worth on such date in accordance with the definition thereof).

(d) “Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the Net Worth of such Person plus (1) (A) all unpaid principal of all

Subordinated Debt of such Person at such date; and (B) the MSR Value at such date; minus: (2) (A) the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including, without limitation, goodwill; trademarks, trade names, service marks, copyrights, patents, licenses and franchises; capitalized Servicing Rights; organizational expenses; deferred expenses; (B) receivables from equity owners, Affiliates or employees; (C) advances of loans to Affiliates; (D) investments in Affiliates; (E) assets pledged to secure any liabilities not included in the Indebtedness of such Person; and (F) any other assets which would be deemed by HUD to be unacceptable in calculating adjusted tangible net worth; in all cases, calculated on a consolidated basis and determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to herein.

(e) “Advance Date” means the date on which a Loan Advance is made by Bank to Borrower in accordance with the terms of this Agreement.

(f) “Advance Request” means a written request for a Loan Advance submitted to Bank from a duly authorized employee of Borrower, and containing the all data required by Bank, including without limitation an updated Borrowing Base Certificate.

(g) “Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

(h) “Agency” means Fannie Mae, Freddie Mac, FHA, Ginnie Mae and VA.

(i) “Anti-Money Laundering Laws” shall have the meaning set forth in Section 2(a)(25) hereof.

(j) “Approved Investor” means (i) Fannie Mae and (ii) if so agreed in writing by Borrower and Bank, any other Agency or other unaffiliated third party with respect to which Borrower services Mortgage Loans in which such Agency or other unaffiliated third party has an interest (whether as owner or guarantor of such Mortgage Loans, as guarantor of MBS backed by such Mortgage Loans or otherwise).

(k) “Approved Purposes” means (1) means (a) acquiring mortgage servicing rights and assets related thereto and (b) other working capital needs and general corporate purposes of Borrower. Notwithstanding the foregoing, in no event shall any use be an Approved Purpose if such use would violate the terms of any Acknowledgment Agreement, the rules, regulations or guidelines of any Agency or any agreement between Borrower and any Agency, or otherwise result in Fannie Mae, Freddie Mac or Ginnie Mae having a right to challenge or limit Bank’s security interest in the Pledged Servicing Rights or Pledged Receivables.

(l) “Approved Servicing Agreement” means a Servicing Agreement between Borrower and an Approved Investor. Without limiting the generality of the foregoing, no Servicing Agreement shall be an Approved Servicing Agreement unless such Servicing Agreement:

(1) provides that each Pledged Servicing Receivable and/or amounts due in respect thereof are reimbursable or payable to Borrower under the related Servicing Agreement from amounts subsequently received in collections on account of the related Mortgage Loan prior to being available to make payments on any related mortgage-backed securities;

(2) provides that to the extent that any Pledged Servicing Receivable is non-recoverable from the proceeds related to such Mortgage Loan, following liquidation of such Mortgage Loan or the determination that such Pledged Servicing Receivable is non-recoverable, as the case may be, as described in the related Servicing Agreement, such Pledged Servicing Receivable is recoverable from all cash-flows on the related securitization transaction prior to such cash flows being available to make payments on any related mortgage-backed securities;

(3) provides for the reimbursement of all Pledged Servicing Receivables and payment of all servicing fees at the time of a servicing transfer upon the termination or resignation of the servicer for any reason, with or without cause;

(4) provides that the servicer thereunder may enter into a financing facility with another Person and that such Person may finance, or re-pledge, assign or otherwise transfer the Pledged Servicing Receivables (any such Person, an “Advance Financing Person”);

(5) provides that the Advance Financing Person shall not be required to meet the eligibility criteria for a successor servicer;

(6) is in full force and effect at any time any Pledged Servicing Receivable related to such Servicing Agreement is pledged to Bank, and under which the servicer has not been terminated, resigned or become subject to a right of termination or other “trigger event”;

(7) other than with respect to any Servicing Agreement with an Agency, does not permit the reimbursement of Pledged Servicing Receivables or the payment of servicing fees to be subject to set-off rights of a successor servicer, trustee or any other third party; and

(8) other than with respect to any Servicing Agreement with an Agency, is non-recourse to Borrower, except for breach of contract claims made against Borrower, remedies for breaches and representations and warranties made by Borrower, and indemnification provisions with respect to breaches by Borrower.

Notwithstanding anything to the contrary contained herein, until Bank and Borrower otherwise agree in writing, only Servicing Agreements with Fannie Mae shall be Approved Servicing Agreements hereunder.

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

(m) “Approved Servicing Appraiser” shall mean an independent appraiser that is nationally known as expert in the evaluation of Servicing Rights, and is pre-approved in writing by Bank from time to time, in its sole and absolute discretion. As of the date hereof, Mountainview Capital Markets is Borrower’s Approved Servicing Appraiser for the purposes of this Agreement. Bank reserves the right at any time in its reasonable discretion to withdraw such approval on a prospective basis by written notice to Borrower.

(n) “ATNW Servicing Rights Appraisal” shall mean a written appraisal or evaluation by an Approved Servicing Appraiser evaluating the MSR Appraised Value of all of the Servicing Rights as of a date stated in the written report of such evaluation, each such evaluation and report to be made at Borrower’s expense, to be addressed to Bank and to be in form and substance acceptable to Bank in its sole and absolute discretion. The ATNW Servicing Rights Appraisal is solely for the purpose of calculating Adjusted Tangible Net Worth hereunder and is not used for Borrowing Base purposes.

(o) “Bank” has the meaning provided in the introductory paragraph hereof.

(p) “Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

(q) “Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

(r) “Borrower” has the meaning provided in the introductory paragraph hereof.

(s) “Borrowing Base” means, as of the date of determination, [***] percent ([***]%) of the product of the current fair market value percentage established in the most current Servicing Rights Appraisal multiplied by the current unpaid principal balance of the Mortgage Loans underlying the Eligible Pledged Servicing Rights. Notwithstanding anything contained herein to the contrary, in no event shall any Servicing Rights be included in the Borrowing Base unless the Serviced Loans underlying such Eligible Pledged Servicing Rights are the subject of a then-current and effective Acknowledgment Agreement from the relevant Agency.

(t) “Borrowing Base Certificate” means, as of any date of preparation, a certificate setting forth the Borrowing Base in the form attached hereto as Exhibit VI, prepared by and certified by an authorized officer of Borrower.

(u) “Borrowing Base Deficiency” has the meaning set forth in Section 3(f).

(v) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Boston, Massachusetts or Jacksonville, Florida are authorized or obligated to close their regular banking business.

(w) “Cash Equivalents” shall mean (1) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (2) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Bank or its Affiliates or of any commercial bank having capital and surplus in excess of $500,000,000, (3) repurchase obligations of Bank or its Affiliates or of any commercial bank satisfying the requirements of clause (2) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (4) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (5) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the long-term debt securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (6) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Bank or any commercial bank satisfying the requirements of clause (2) of this definition, or (7) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition.

(x) “Change in Control” shall mean:

(1) any transaction or event as a result of which (A) the Sponsor and its Controlled Investment Affiliates and Anthony Hsieh and his Family Affiliates, collectively, cease to own, directly or indirectly, at least 50.01% of Borrower or (B) Anthony Hsieh and his Family Affiliates, collectively, cease to own, directly or indirectly, at least 25% of Borrower;

(2) the sale, transfer, or other disposition of all or substantially all of Borrower’s assets (excluding any such action taken in connection with a sale of assets in the ordinary course of business or any related securitization transaction); or

(3) Anthony Hsieh shall no longer be both (i) employed by Seller, and (ii) involved in the day to day operations of Seller; or (4) there is a change in the majority of the board of directors of Borrower during any twelve month period.

(y) “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (1) the adoption or taking effect of any law, rule, regulation or treaty, (2) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (3) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

(z) “Code” means the Internal Revenue Code of 1986, as amended.

(aa) “Collateral” has the meaning provided on Exhibit I hereof.

(bb) “Combined Facility Amount” shall mean $150,000,000.

(cc) “Combined Facility Monthly Average” means the sum of the average daily outstanding principal balance of the Loan hereunder for any month during the Revolving Loan Period plus the average daily outstanding Purchase Price of the Purchased Mortgage Loans under the Mortgage Warehouse Agreement for such month.

(dd) “Confidential Terms” has the meaning provided in Section 11(k) hereof.

(ee) “Confidential Information” has the meaning provided in Section 11(l) hereof.

(ff) “Confirmation” has the meaning provided in Section 3(a) hereof.

(gg) “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

(hh) “Contractual Obligations” means, as to any Person, the provisions of any security issued by such Person, or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its properties is bound.

(ii) “Controlled Investment Affiliates” means, with respect to Sponsor, any fund or investment vehicle that (i) is organized by Sponsor for the purpose of making investments in one or more companies and is controlled by Sponsor or (ii) has the same principal fund advisor or manager as Sponsor or an Affiliate of such advisor or manager (provided that for purposes of the use of the term “Affiliate” in this definition, the term “control” shall have a control threshold of a majority (more than 50%)). For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

(jj) “Debt for Borrowed Money Arrangements” shall have the meaning set forth in Section 2(a)(17) hereof.

(kk) “Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

(ll) “Default Rate” means [***]% per annum.

(mm) “Effective Date” has the meaning provided in the introductory paragraph hereof.

(nn) “Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof, including by limited on-line access to Bank’s computer system.

(oo) “Eligible Pledged Servicing Right” means a Pledged Servicing Right:

(1) that complies with all applicable Laws and other applicable legal requirements, whether federal, state or local;

(2) that constitutes an “account” or a “general intangible” as defined in the Uniform Commercial Code and is not evidenced by an “instrument,” as defined in the Uniform Commercial Code as so in effect;

(3) that arose pursuant to an Approved Servicing Agreement;

(4) that is genuine and constitutes a legal, valid, binding and irrevocable payment obligation, enforceable in accordance with the terms of the Servicing Agreement under which it has arisen, subject to no offsets, counterclaims or defenses;

(5) that was not originated in or subject to the Laws of a jurisdiction whose Laws would make such Pledged Servicing Right, the related Servicing Agreement (if applicable) or the financing thereof contemplated hereby unlawful, invalid or unenforceable and is not subject to any legal limitation on transfer;

(6) that is owned solely by Borrower free and clear of all Liens other than Liens in favor of Bank and, except in connection with ordinary course warehouse lending transactions, has not been sold, conveyed, pledged or assigned to any other lender, purchaser or Person;

(7) with respect to which the underlying Mortgage Loan is not more than 29 days delinquent (provided that so long as no Event of Default has occurred and is continuing, up to five percent (5%) of the Borrowing Base may be comprised of underlying Mortgage Loans that are more than 29 but less that 60 days delinquent);

(8) for which Borrower, Bank and the relevant Agency have entered into an Acknowledgment Agreement satisfactory in form and substance to Bank; and

(9) for which there exists no dispute regarding the Pledged Servicing Right that results in the Pledged Servicing Right being invalid or otherwise not recoverable or payable and in respect of which Borrower has complied in all respects with the related Servicing Agreement.

(pp) “EO13224” shall have the meaning set forth in Section 2(a)(26) hereof.

(qq) “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be from time to time supplemented or amended.

(rr) “ERISA Affiliates” means any corporation or trade or business that is a member of any group of organizations (1) described in Section 414(b) or (c) of the Code of which Borrower is a member and (2) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

(ss) “E-Sign” shall mean the federal Electronic Signatures in Global and National Commerce Act, as amended from time to time.

(tt) “Event of Default” has the meaning provided in Section 8 hereof.

(uu) “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by Borrower under Section 3 of Exhibit V hereto) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 of Exhibit V hereto, amounts with respect to such Taxes were payable either to such lender’s assignor immediately before such lender became a party hereto or to such lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2(g) of Exhibit V hereto and (d) any U.S. federal withholding Taxes imposed under FATCA.

(vv) “Existing Indebtedness” has the meaning set forth in Section 2(a)(17).

(ww) “Facility Payment Date” means the first Business Day of each calendar month.

(xx) “Family Affiliates” means (i) Anthony Hsieh’s spouse and descendants (whether natural or adopted) and (ii) any trust or other estate planning vehicle controlled solely by Anthony Hsieh and created solely for the benefit of Anthony Hsieh and/or Anthony Hsieh’s spouse and/or descendants.

(yy) “Fannie Mae” means Fannie Mae or any successor thereto.

(zz) “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

(aaa) “FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto.

(bbb) “FHA Approved Mortgagee” shall mean an institution which is approved by FHA to act as mortgagee of record pursuant to FHA Regulations.

(ccc) “Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

(ddd) “Freddie Mac” means Freddie Mac or any successor thereto.

(eee) “GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

(fff) “Ginnie Mae” means the Government National Mortgage Association or any successor thereto.

(ggg) “GLB Act” has the meaning provided in Section 11(l) hereof.

(hhh) “Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority and any supra-national bodies such as the European Union or the European Central Bank) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

(iii) “Indebtedness” shall mean, with respect to any Person, total liabilities, as reported on that Person’s balance sheet, and calculated in accordance with GAAP.

(jjj) “Indemnified Taxes” means (1) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (2) to the extent not otherwise described in (1), Other Taxes.

(kkk) “Interest” means, with respect to any Loan Advance hereunder as of any date, the aggregate amount obtained by daily application of the Interest Rate to such Loan Advance on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Advance Date for such Loan Advance and ending on (but excluding) the Interest Payment Date (reduced by any amount of such Interest previously paid by Borrower to Bank with respect to such Loan Advance).

(lll) “Interest Payment Date” means, for so long as any Obligations shall remain owing by Borrower to Bank, the earlier of (1) the Facility Payment Date occurring in each calendar month and (2) the Termination Date.

(mmm)“Interest Rate” means LIBOR plus the applicable Margin. The Interest Rate shall adjust daily in accordance with changes in LIBOR and any such changes shall be reflected in the monthly interest statement provided to Borrower.

(nnn) “LIBOR” means, with respect to each day the Loan is outstanding, the rate per annum equal to the rate appearing at Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters LIBOR01 Page on such service or such other service as may be designated by Bank for the purpose of displaying London interbank offered rates for U.S. Dollar deposits) as one month LIBOR on such date (and if such date is not a Business Day, the LIBOR Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the rate per annum at which Bank or its Affiliate is offered dollar deposits at or about 10:00 a.m., New York City time, on such date, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the principal balance of the Loan outstanding on such day.

(ooo) “Lien” means any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

(ppp) “Loan” shall have the meaning set forth in the Recitals to this Agreement.

(qqq) “Loan Advance” shall have the meaning set forth in the Recitals to this Agreement.

(rrr) “Loan Documents” means this Agreement, each Acknowledgment Agreement, the Note, the Power of Attorney, the Subordination Agreements, if any, and each other document, instrument or agreement executed by Borrower in connection herewith, as any of the same may be amended, extended or replaced from time to time.

(sss) “Loan Period” means the combined Revolving Loan Period and Term Loan Period.

(ttt) “Maker” means and includes each maker of a promissory note in connection with a Mortgage and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage Loan, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.

(uuu) “Margin” shall mean four percent (4.0%) during the Revolving Loan Period and five and three-quarters percent (5.75%) during the Term Loan Period.

(vvv) “Margin Call” has the meaning set forth in Section 3(f). (www) “Material Adverse Effect” means a material adverse effect on (1) the property, business, operations, financial condition or prospects of Borrower, (2) the ability of Borrower to perform its obligations under any of the Loan Documents to which it is a party, (3) the validity or enforceability of any of the Loan Documents, (4) the rights and remedies of Bank under any of the Loan Documents, or (5) the timely repayment of the Loans or payment of other amounts payable in connection herewith or therewith.

(xxx) “Maximum Loan Amount” means Fifty Million and 00/100 Dollars ($50,000,000.00) minus the amount by which the outstanding Purchase Price under the Mortgage Warehouse Agreement exceeds One Hundred Million Dollars ($100,000,000.00). In no event shall the combined total of the Loan and the outstanding Purchase Price under the Mortgage Warehouse Agreement exceed the Combined Facility Amount.

(yyy) “MBS” means residential mortgage-backed securities.

(zzz) “Mortgage Loan” means a residential real estate secured loan and the entire corresponding file therefor, including, without limitation: (1) the underlying promissory note, any reformation thereof, and a related mortgage or deed of trust and security agreement; (2) all guaranties and insurance policies, including, without limitation, all mortgage and title insurance policies and all fire and extended coverage insurance policies and rights of Borrower to return premiums or payments with respect thereto; and (3) all right, title and interest of Borrower in the Mortgaged Property.

(aaaa) “Mortgage Warehouse Agreement” means that certain Master Repurchase Agreement dated as of March 20, 2014 between Borrower, as Seller, and Bank, as Buyer, as amended from time to time, pursuant to which Bank from time to time purchases mortgage loans originated by Borrower in an outstanding Purchase Price up to One Hundred Fifty Million and No/100 Dollars ($150,000,000.00), as said Mortgage Warehouse Agreement may be amended or restated from time to time.

(bbbb) “Mortgaged Property” means the real property securing repayment of a Mortgage Loan (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) but excludes any leasehold estates.

(cccc) “MSR Appraised Value” means, as of any date of determination, the fair market value of Borrower’s Servicing Rights at such time, calculated as a percentage (using the mid-point if expressed as a range) of the then unpaid principal balances of each category of Mortgage Loan then being serviced, as set forth in an ATNW Servicing Rights Appraisal. For the avoidance of doubt, in order to take into account changes in the unpaid principal balances of Mortgage Loans from the date of a particular appraisal to the date of any later determination of MSR Value for purposes of calculating Adjusted Tangible Net Worth at any time, the applicable value percentage shall be applied to the then (updated) unpaid principal balance of Mortgage Loans then included in Borrower’s capitalized Servicing Rights within each applicable category of Mortgage Loans of the date of such later determination of MSR Value.

(dddd) “MSR Value” shall mean, as of any date of determination, the lesser of (a) Borrower’s capitalized Servicing Rights at such time, and (b) as applicable, and with respect to the same Servicing Rights (i) the MSR Appraised Value, at such time, with respect to those Mortgage Loans then included in Borrower’s capitalized Servicing Rights, or (ii) if the applicable ATNW Servicing Rights Appraisal has not been timely delivered to Bank, such amount as Bank shall determine in its sole and absolute discretion, using such means of valuation as it deems appropriate under the circumstances. Notwithstanding the foregoing, in no event shall the MSR Value exceed the product of (i) the weighted average servicing fee of Borrower’s servicing portfolio times (ii) the unpaid principal balance of Mortgage Loans serviced by Borrower and (iii) five (5).

(eeee) “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or with respect to which Borrower has any liability on account of an ERISA Affiliate and that is covered by Title IV of ERISA.

(ffff) “Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

(gggg) “Net Worth” shall mean, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

(hhhh) “Non-Utilization Fee” has the meaning provided in Section 3(n) hereof.

(iiii) “Note” means that certain Promissory Note delivered by Borrower to Bank reflecting the Loan.

(jjjj) “Obligations” means any and all debts, obligations and liabilities of Borrower to Bank (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.

(kkkk) “OFAC” shall have the meaning set forth in Section 2(a)(26) hereof.

(llll) “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

(mmmm) “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3 of Exhibit V hereto.

(nnnn) “Participant Register” has the meaning provided in Section 3(k) hereof.

(oooo) “Person” means any corporation, natural person, firm, joint venture, partnership, limited liability company, limited liability partnership, trust, unincorporated organization, Governmental Authority or other entity.

(pppp) “Plan” means an employee benefit or other plan established or maintained by Borrower or with respect to which Borrower has any liability on account of an ERISA Affiliate that is covered by Title IV of ERISA, other than a Multiemployer Plan.

(qqqq) “Pledged Deposit Account” has the meaning provided in Section 4(e) hereof.

(rrrr) “Pledged Servicing Receivables” means all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payments and prepayments of principal, interest or both, and tax, assessment, maintenance fee and insurance escrow payments, and servicing fees and compensation, owing, paid or due to be paid on, under or in respect of the Serviced Loans that are the subject of the Approved Servicing Agreements for which Borrower has granted Bank a security interest in the Pledged Servicing Rights related thereto, to compensate Borrower and to reimburse Borrower for making advances under such Approved Servicing Agreements, including all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payment, reimbursement or indemnity for (or for making) advances made by Borrower (or its predecessor servicer) under the Approved Servicing Agreements, in each case from any other source or sources, including:

(1) sums paid or to be paid by or for the accounts of the Makers in respect of such Serviced Loans;

(2) any other Mortgage Loan master servicer, servicer or subservicer, whether or not affiliated or bound by any contract with Borrower;

(3) any owner or holder of any Serviced Loan or mortgage-backed security backed by such Serviced Loans under the Approved Servicing Agreements, or any trustee, master servicer, servicer, subservicer or asset manager for any such owner;

(4) any investor (whether pursuant to an express or implied advances reimbursement covenant under a contract between such investor and Borrower, or any predecessor servicer, contained in or executed pursuant to any asset management agreement or any mortgage or MBS selling or servicing guide, pursuant to any other agreement between Borrower, or any predecessor servicer, and such investor or by operation of any legal or equitable rule or principle, including subrogation);

(5) VA, FHA, any other governmental, government-sponsored enterprise or private mortgage insurer or guarantor;

(6) any proceeds of foreclosure or other realizations on any security for or guarantees or insurance of Serviced Loans under any Servicing Agreement in respect of which Serviced Loans an advance was made by Borrower (or its predecessor servicer);

(7) any pool insurance, title insurance or any other insurance on property or property rights comprising or covered by any Serviced Loan which is the subject of any unrecovered advance; and

(8) funds paid over by Borrower to the trustee for the holder of the related MBSs for such servicer advances as are subsequently determined to not be recoverable from such Makers.

(ssss) “Pledged Servicing Rights” means all of Borrower’s rights and interests under any Approved Servicing Agreements, including without limitation the rights to (1) service the Serviced Loans that are the subject matter of such Approved Servicing Agreement and (2) be compensated, directly or indirectly, for doing so; together with all Servicing Rights described in any subservicing agreement.

(tttt) “Purchase Price” has the meaning it is given in the Mortgage Warehouse Agreement.

(uuuu) “Purchased Mortgage Loans” has the meaning it is given in the Mortgage Warehouse Agreement.

(vvvv) “Power of Attorney” means a duly executed, stand-alone Power of Attorney of Borrower in form and substance acceptable to Bank.

(wwww) “Recipient” means Bank and any other Person that becomes a party to this Agreement as a lender pursuant to an assignment and assumption or that becomes a participant of Bank or any other lender.

(xxxx) “Register” has the meaning provided in Section 3(k) hereof.

(yyyy) “Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

(zzzz) “Reportable Event” means a reportable event as defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

(aaaaa) “Requirements of Law” means, as to any Person, all requirements and prohibitions contained in the Certificate of Incorporation, Bylaws, Certificates of Formation and Operating Agreement, or other organizational or governing documents of such Person, and of any law, treaty, rule or regulation, or of any final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

(bbbbb) “Restricted Cash” shall mean for any Person, any amount of cash or Cash Equivalents of such Person that is contractually required to be set aside, segregated or otherwise reserved.

(ccccc) “Revolving Loan Period” means the period beginning on the Effective Date and ending on the earlier of (i) March 16, 2016 or (ii) the Termination Date.

(ddddd) “Serviced Loans” means all Mortgage Loans serviced or required to be serviced by Borrower under any Approved Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by Borrower for that purpose.

(eeeee) “Servicer” means a Person (which may, or shall, mean Borrower if the context permits, or requires, it) retained by the owner (or a trustee for the owner) of Mortgage Loans to service them under a Servicing Agreement.

(fffff) “Servicer Downgrade Event” means any debt, deposit, financial strength or any other financial, operational or performance rating for Borrower, a Servicer or any subservicer is downgraded one or more levels, resulting in a level below SQ3 by Moody’s or RPS3 by Fitch.

(ggggg) “Servicing Agreement” means, with respect to any Person, the arrangement, whether or not evidenced in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether or not any of such Mortgage Loans are owned by such Person.

(hhhhh) “Servicing Rights” means all of Borrower’s rights and interests under any Servicing Agreement, including the rights to (a) service the Serviced Loans that are the subject matter of such Servicing Agreement and (b) be compensated and reimbursed, directly or indirectly, for doing so.

(iiiii) “Servicing Rights Appraisal” shall mean a written appraisal or evaluation by a servicing appraiser chosen by Bank in its sole and absolute discretion evaluating the fair market value of the Pledged Servicing Rights as of a date stated in the written report of such evaluation. Each such evaluation and report shall be made at Bank’s expense, be addressed to Bank and be in form and substance acceptable to Bank in its sole and absolute discretion. Notwithstanding the foregoing, in no event shall the Borrowing Base include any appraised value exceeding the product of (i) the weighted average servicing fee of Borrower’s servicing portfolio times (ii) the unpaid principal balance of Mortgage Loans serviced by Borrower and (iii) five (5).

(jjjjj) “Sponsor” means PCP Managers, LLC.

(kkkkk) “Subordinated Debt” means, Indebtedness of Borrower (i) that is unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Borrower in respect of such Indebtedness is subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Loan and all other obligations and liabilities of Borrower to Bank hereunder on terms and conditions approved in writing by Bank and all other terms and conditions of which are satisfactory in form and substance to Bank in its sole and absolute discretion. Subordinated Debt, if any, outstanding as of the Effective Date is as set forth in the financial statements most recently delivered to Bank prior to the Effective Date.

(lllll) “Subordination Agreement” shall mean an agreement among Bank, Borrower, and all applicable third parties which satisfies the requirements of clause (iii) of the definition of “Subordinated Debt.”

(mmmmm) “Subsidiary” means, with respect to Borrower, any Person (other than a natural person), more than fifty percent (50%) of the stock or other ownership interest of which, having by the terms thereof, ordinary voting power to elect the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) shall, at the time as of which any determination is being made, be owned, either directly by Borrower or through one or more other Subsidiaries of Borrower.

(nnnnn) “Tax Distributions” means Tax Distributions, as defined and set forth in the limited liability company agreement of Borrower, that are made solely to provide cash to the members of Borrower to allow them to pay income taxes with respect to taxable income of Borrower.

(ooooo) “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

(ppppp) “Term Loan Period” means the period beginning on the last day of the Revolving Loan Period and ending on the earlier of (i) the two (2) calendar year anniversary thereof or (ii) the Termination Date.

(qqqqq) “Termination Date” means (a) the last day of the Loan Period, (b) such earlier date on which this Agreement shall terminate or be terminated by Bank in accordance with the provisions hereof or by operation of law or the date on which the Note shall be accelerated and declared due and payable in accordance with the provisions of Section 10 of the Note or (c) such date as may be specified by Borrower in accordance with the provisions of Section 10 of this Agreement.

(rrrrr) “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or nonperfection of the security interest in any Collateral or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or nonperfection.

(sssss) “U.S. Borrower” means any Borrower that is a U.S. Person.

(ttttt) “U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

(uuuuu) “U.S. Tax Compliance Certificate” has the meaning specified in Section 2(g) of Exhibit V hereto.

(vvvvv) “VA” means the Veterans Administration and any successor agency.

2. Representations and Warranties.

(a) Corporate Representations and Warranties. Borrower represents and warrants to Bank as of the date hereof, as of the Advance Date for any Loan Advance and at all times prior to the Termination Date that:

(1) Borrower Existence. Borrower has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

(2) Licenses. Borrower is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect. Borrower has the requisite power and authority and legal right to service the Serviced Loans and to own, sell and grant a lien on all of its right, title and interest in and to the Collateral, and to execute and deliver, engage in the Loan Advances contemplated by, and perform and observe the terms and conditions of, the Loan Documents.

(3) Power. Borrower has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4) Due Authorization. Borrower has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents, as applicable. This Agreement has been duly authorized, executed and delivered by Borrower, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Borrower in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5) Financial Statements. Borrower has heretofore furnished to Bank a copy of its consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the fiscal year of Borrower ended December 31, 2014 and the related consolidated statements of income and retained earnings and of cash flows for Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of its certified public accountants. Such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Borrower and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2014, there has been no material adverse change in the consolidated business, operations or financial condition of Borrower and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Borrower aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. Borrower has, on the date of the statements delivered pursuant to this Section 2(a)(5), no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Borrower except as heretofore disclosed to Bank in writing.

(6) Solvency. Borrower is solvent and will not be rendered insolvent by any Loan Advance and, after giving effect to such Loan Advance, will not be left with an unreasonably small amount of capital with which to engage in its business. Borrower does not intend to incur, nor does it believe it has incurred, debts beyond its ability to pay such debts as they mature nor is it contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. Borrower is not pledging or transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

(7) No Conflicts. The execution, delivery and performance by Borrower of the Loan Documents does not conflict with any term or provision of any Requirements of Law, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which Borrower is a party.

(8) Accurate and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Borrower to Bank in connection with the negotiation, preparation or delivery of this Agreement or performance hereof and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Borrower, after due inquiry, that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, Financial Statement, exhibit, schedule, disclosure letter or other writing furnished to Bank for use in connection with the transactions contemplated hereby or thereby.

(9) Approvals. Except as otherwise contemplated hereby with respect to Agency approval and the execution and delivery of Acknowledgment Agreements, no consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Borrower of the Loan Documents.

(10) Litigation. There is no action, proceeding or investigation pending with respect to which Borrower has received service of process or, to the best of Borrower’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Loan Document, (B) seeking to prevent the consummation of any of the transactions contemplated by any Loan Document, (C) makes a claim individually in an amount greater than $1,000,000 or in an aggregate amount greater than $2,500,000, (D) that requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) that might materially and adversely affect the validity of any of the Collateral or the performance by Borrower of its obligations under, or the validity or enforceability of, any Loan Document.

(11) Material Adverse Change. There has been no material adverse change in the business, operations, financial condition, properties or prospects of Borrower or its Affiliates since the date set forth in the most recent financial statements supplied to Bank.

(12) Taxes. Borrower and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate.

(13) Investment Company. Neither Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(14) Chief Executive Office: Jurisdiction of Organization. Borrower’s chief executive office is located at 26642 Towne Center Drive, Foothill Ranch, California 92610. Borrower’s jurisdiction of organization is Delaware. Borrower has no trade name other than those disclosed in writing to Bank. During the preceding five years, Borrower has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy, receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(15) Location of Books and Records. The location where Borrower keeps its books and records, including all computer tapes and records relating to the Serviced Loans, is its chief executive office.

(16) ERISA. Each Plan to which Borrower or its Subsidiaries make direct contributions, and, to the knowledge of Borrower, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(17) Debt for Borrowed Money. All credit facilities, repurchase facilities or substantially similar facilities or other debt for borrowed money of Borrower (the “Debt for Borrowed Money Arrangements”) that are presently in effect and/or outstanding are listed on Exhibit II hereto or notice of the incurrence thereof has been provided to Bank in accordance with Section 6(f) hereof and no defaults or events of default exist thereunder (the “Existing Indebtedness”).

(18) Agency Approvals; Servicing Facilities. Borrower or its subservicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Serviced Loans in accordance with the requirements of the applicable Approved Servicing Agreement. With respect to Ginnie Mae Servicing Rights and to the extent necessary, Borrower is an FHA Approved Mortgagee and a VA Approved Lender. Borrower is also approved by Fannie Mae and Ginnie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, Borrower is in good standing, with no event having occurred or Borrower having any reason whatsoever to believe or suspect will occur, including a change in insurance coverage that would either make Borrower unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA. Should Borrower for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency or to HUD, FHA or VA be required, or should any Agency or HUD, FHA or VA threaten in writing to revoke or limit any such applicable approvals, Borrower shall so notify Bank immediately in writing.

(19) Plan Assets. Borrower is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(l) of the Code, and the Collateral is not comprised in any respect of “plan assets” within the meaning of 29 CFR §2510.3-101 in Borrower’s hands.

(20) Reserved.

(21) Servicing Agreements. Borrower has provided Bank with copies of each Approved Servicing Agreement (including, without limitation, all exhibits and schedules referred to therein or delivered pursuant thereto), all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof and all agreements and other material documents relating thereto, and Borrower hereby certifies that the copies delivered to Bank by Borrower are true, correct and complete. None of such documents has been amended, supplemented or otherwise modified (including waivers) since the respective dates thereof, except by amendments, copies of which have been delivered to Bank. Each Approved Servicing Agreement has been duly executed and delivered by Borrower and is in full force and effect, and no default or material breach has occurred and is continuing thereunder.

(22) Eligible Pledged Servicing Rights. Each Pledged Servicing Right is an Eligible Pledged Servicing Right.

(23) No Default. No Default or Event of Default has occurred and is continuing.

(24) Margin Regulations. The use of all funds acquired by Borrower under this Agreement will not conflict with or contravene any of Regulations T, U or X.

(25) Anti-Money Laundering Laws. Borrower has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Borrower has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable mortgagor and the origin of the assets used by the said mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable mortgagor for purposes of the Anti-Money Laundering Laws.

(26) No Prohibited Persons. Borrower, and, as applicable, none of its Affiliates, officers, directors, partners or members, is an entity or person (or to Borrower’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above.

(b) Remedies for Breach. The representations and warranties set forth in this Agreement shall survive transfer of the Collateral to Bank or its designated standby servicer, and shall continue for so long as Loan Advances remain unpaid. Upon discovery by Borrower or Bank of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the other.

3. Loan Advances.

(a) Subject to and upon the terms and conditions of this Agreement, during the Revolving Loan Period, Bank agrees to make one or more Loan Advances to Borrower for Approved Purposes in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Loan Amount. Within the limit of the Maximum Loan Amount in effect from time to time, during the Revolving Loan Period, Borrower may borrow, repay, and reborrow at any time and from time to time from the Effective Date to the earlier of (a) the expiration of the Revolving Loan Period, or (b) the Termination Date. If, by virtue of payments made on the Note during the Revolving Loan Period, the principal amount owed on the Note prior to the Termination Date reaches zero at any point, Borrower agrees that all of the Collateral and all of the Loan Documents shall remain in full force and effect to secure any Loan Advances made thereafter and the Obligations, and Bank shall be fully entitled to rely on all of the Collateral and all of the Loan Documents unless an appropriate release of all or any part of the Collateral or all or any part of the Loan Documents has been executed by Bank. Borrower acknowledges and agrees that the Maximum Loan Amount is calculated in conjunction with the Maximum Purchase Amount under the Mortgage Warehouse Agreement such that in no event shall the aggregate of the outstanding principal balance of the Loan hereunder and the outstanding Purchase Price of the Purchased Mortgage Loans exceed $150,000,000 at any time. Upon the expiration of the Revolving Loan Period, and provided that no Default or Event of Default has occurred and is continuing, the Revolving Loans shall, without any further action by Bank or Borrower, convert to a term loan (the “Term Loan”) in accordance with the terms of the Promissory Note.

Borrower shall initiate each Loan Advance by submitting to Bank a written Advance Request no later than 1:00 p.m., Jacksonville, Florida time, on the Advance Date. Bank shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically, and purporting to have been sent to Bank by Borrower and Bank shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.

Subject to the terms and conditions of this Agreement, each Loan Advance shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower maintained with Bank. If the conditions to making a Loan Advance as set forth in Section 5 are satisfied, then no later than the Advance Date, Bank shall reflect on its computer system the Loan Advance (the “Confirmation”).

In the event Borrower disagrees with any terms of the Confirmation, Borrower shall immediately notify Bank of such disagreement. An objection by Borrower must state specifically that it is an objection, must specify the provision(s) being objected to by Borrower, must set forth such provision(s) in the manner that Borrower believes they should be stated, and must be received by Bank no more than one (1) Business Day after the Confirmation was received by Borrower.

(b) Any Confirmation by Bank shall be deemed received by Borrower on the date the Confirmation is posted on Bank’s computer system.

(c) Except as set forth in Section 3(a), each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Bank and Borrower with respect to the Loan Advance to which the Confirmation relates, and Borrower’s acceptance of the related proceeds shall constitute Borrower’s agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.

(d) In no event shall Bank fund any Loan Advance when any Default or Event of Default has occurred and is continuing.

(e) The Loan shall be evidenced by, be repayable, and accrue interest in accordance with, the Note. The unpaid principal balance of the Note shall be repaid as provided therein. Borrower agrees that Bank is authorized to record on the Note (i) the date and amount of each Loan Advance made by Bank pursuant hereto and (ii) the date and amount of each payment of principal of each Loan Advance, in the books and records of Bank in such manner as is reasonable and customary for Bank, and that a certificate of an officer of Bank, setting forth in reasonable detail the information so recorded, shall constitute prima facie evidence of the accuracy of the information so recorded, absent manifest error; provided that the failure to make any such recording shall not in any way affect the Obligations of Borrower or the rights of Bank hereunder or under the Note. Subject to the terms and conditions in this Agreement, the Note, and the other Loan Documents, Borrower may borrow, repay, and reborrow under the Note during the Revolving Loan Period.

(f) If at any time the aggregate outstanding principal balance of the Loan exceeds the Borrowing Base in effect at such time (including without limitation as a result of a breach of the representation and warranty set forth in Section 2(a)(22)), as determined by Bank (such excess, a “Borrowing Base Deficiency”), then Bank may by notice to Borrower require Borrower to transfer to Bank cash in an amount at least equal to the Borrowing Base Deficiency (such requirement, a “Margin Call”). Notice delivered pursuant to this Section 3(f) may be given by any written or electronic means. Any notice given before 5:00 p.m. (Eastern time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (Eastern time) on the 3rd Business Day following such notice. The failure of Bank, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Bank to do so at a later date. Borrower and Bank each agree that a failure or delay by Bank to exercise its rights hereunder shall not limit or waive Bank’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Borrower. Bank may in its commercially reasonable discretion accept the pledge of additional Collateral rather than cash to satisfy any Margin Calls.

(g) If a scheduled payment under the Note is not made in a timely manner, Bank is authorized by Borrower to debit the amount of any such payments from the general deposit account of Borrower with Bank.

(h) Borrower represents that the proceeds of the Loan Advances will be used only for Approved Purposes.

(i) Bank and Borrower hereby agree to the provisions set forth on Exhibit V hereto, which is deemed incorporated herein by reference.

(j) Reserved.

(k) Bank may, from time to time and without notice to Borrower, sell or offer to sell the Loan, or interests therein, to one or more assignees or participants. Borrower further agrees that Bank is hereby authorized to disseminate and disclose any information (whether or not confidential or proprietary in nature) Bank now has or may hereafter obtain pertaining to Borrower, the Serviced Loans, the Loans and the Loan Documents (including, without limitation, any credit or other information regarding Borrower, any of its principals, or any other person or entity liable, directly or indirectly, for any part of the Loan, to (a) any assignee or participant or any prospective assignee or prospective participant, (b) any regulatory body having jurisdiction over Bank or the Loan, (c) any subservicer of the Serviced Loans, including without limitation, any other mortgage originator under a standby servicing agreement wherein such originator will take over and service the Serviced Loans if an Agency terminates Borrower’s right to service the Serviced Loans or if Borrower otherwise defaults hereunder, and (d) any other persons or entities as may be necessary or appropriate in Bank’s reasonable judgment). Bank, as a courtesy to Borrower but without obligation or liability for failure to do so, will endeavor to notify Borrower of any such assignees, participants, subservicers or mortgage originators, or prospective assignees, participants, subservicers or mortgage originators, to which Bank disseminates any of the information described above. The Bank, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its offices a register for the recordation of the names and addresses of the lenders and principal amounts (and stated interest) of the Loans owing to, each lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, and the lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any lender, at any reasonable time and from time to time upon reasonable prior notice. Each lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations hereunder (the “Participant Register”); provided that no lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations (to the extent such regulation is applicable). The entries in the Participant Register shall be conclusive absent manifest error, and such lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(l) Except as otherwise provided in the Loan Documents or otherwise agreed by Bank, all payments and prepayments of the Obligations, including proceeds from the exercise of any rights under the Loan Documents or proceeds of any of the Collateral, shall be applied to the Obligations in the following order, any instructions from Borrower to the contrary notwithstanding: (a) to the expenses for which Bank shall not have been reimbursed under the Loan Documents, and then to all indemnified amounts due under the Loan Documents; (b) to fees then owed Bank hereunder or under any other Loan Document; (c) to accrued interest on the portion of the Loan Advance being paid or prepaid; (d) to the principal portion of the Loan Advance being paid or prepaid; (e) to the remaining accrued interest on the Loan; (f) to the remaining principal portion of the Loan; and (g) to any remaining Obligations. All amounts remaining after the foregoing application of funds shall be paid to Borrower.

(m) Notwithstanding anything else to the contrary contained or implied herein or in any other Loan Document, Bank shall have full, unlimited recourse against Borrower and Borrower’s assets in order to satisfy the Obligations.

(n) In the event that the Combined Facility Monthly Average for each calendar month that commences on or after August 1, 2015 is less than 50.0% of the Combined Facility Amount, Borrower shall pay to Bank in immediately available funds a non-refundable non-utilization fee (the “Non-Utilization Fee”) due, owing, and payable in arrears no later than 10 Business Days following the end of each such calendar month. The Non-Utilization Fee shall equal, for each calendar month, the product of (1) 0.50% per annum and (2) the excess of (A) the Combined Facility Amount over (B) the Combined Facility Monthly Average, based on a 360 day year. The Non-Utilization Fee shall not apply to the Term Loan Period. Non-Utilization Fees hereunder shall be prorated for any partial month at the beginning and the end of the Revolving Loan Period.

4. Security Interest.

(a) Borrower hereby pledges, assigns and grants to Bank a continuing first priority security interest in all of Borrower’s right, title and interest in and to all of the Collateral to secure the prompt and complete payment and performance when due of all of the Obligations.

(b) Notwithstanding anything to the contrary contained herein, (i) Borrower and each other obligated party shall remain liable under the Servicing Agreements, contracts and other agreements to which such Person is a party and which are included in the Collateral and shall perform all of its respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, and (ii) Bank shall not have any obligation or liability under any of the Servicing Agreements, contracts and other agreements included in the

Collateral by reason of this Agreement, nor shall Bank be obligated to perform any of the obligations or duties of Borrower or any other obligated party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c) At any time and from time to time, upon the written request of Bank, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Bank may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC. Borrower hereby irrevocably authorizes Bank at any time and from time to time to prepare and file one or more financing statements (and any continuation statements and amendments thereto) describing the Collateral whether or not Borrower’s signature appears thereon.

(d) Servicing Rights under Servicing Agreements with Fannie Mae, Freddie Mac or Ginnie Mae will have a market value of zero for purposes of determining the Borrowing Base until the date on which an Acknowledgment Agreement covering such Servicing Rights has been executed and delivered by Borrower, Bank and Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

(e) At any time following the occurrence and during the continuation of a Default or in connection with the implementation of any servicing advance receivable sublimit that Bank may approve, Borrower shall establish and maintain with Bank: (i) a demand deposit account with Bank styled “LoanDepot.com, LLC in trust for EverBank — Fannie Mae Servicing Rights Account”, which account shall be established for the purpose of holding cash proceeds of Fannie Mae Servicing Rights for the benefit of Bank; (ii) if any third parties other than Agencies become Approved Investors, a demand deposit account with Bank styled “LoanDepot.com, LLC in trust for EverBank—Non Agency Account,” which account shall be established by Bank for the purpose of holding cash proceeds of Servicing Rights and Servicing Receivables other than Agency Servicing Rights for the benefit of Bank; (iii) if Ginnie Mae becomes an Approved Investor, a demand deposit account with Bank styled “LoanDepot.com, LLC in trust for EverBank — Ginnie Mae Servicing Rights Account”, which account shall be established by Bank for the purpose of holding cash proceeds of Ginnie Mae Servicing Rights for the benefit of Bank; and (iv) if Freddie Mac becomes an Approved Investor, a demand deposit account with Bank styled “LoanDepot.com, LLC in trust for EverBank — Freddie Mac Servicing Rights Account”, which account shall be established by Bank for the purpose of holding cash proceeds of Freddie Mac Servicing Rights for the benefit of Bank (each such account, a “Pledged Deposit Account”. Each Pledged Deposit Account shall be in the form of a time deposit or demand account. Following the establishment of any Pledged Deposit Account, Pledged Servicing Receivables and Pledged Servicing Rights funds received and retained by Borrower pursuant to the applicable Servicing Agreement shall promptly, and in any event within two (2) Business Days after receipt, be deposited in the appropriate Pledged Deposit Account. Funds deposited in the Pledged Deposit Accounts (including any interest paid on such funds) may be distributed only with the consent of Bank. Prior to Borrower making any withdrawal from the custodial account or any other clearing account maintained under the related Servicing Agreement, Borrower, as applicable shall instruct any subservicer(s) and the related depository institution(s) to remit all collections, payments and proceeds in respect of any Pledged Servicing Receivables or Pledged Servicing Rights into the appropriate Pledged Deposit Account. Borrower shall not withdraw or direct the withdrawal or remittance of any amounts on account of any Pledged Servicing Receivables or Pledged Servicing Rights income related to any Servicing Agreement from any custodial account into which such amounts have been deposited other than to remit to the appropriate Pledged Deposit Account.

(f) Notwithstanding anything to the contrary herein or any of the other Loan Documents, the pledge of Borrower’s right, title and interest in mortgage servicing rights under Approved Servicing Agreements with Fannie Mae shall only secure Borrower’s debt to Bank incurred for the purposes of (a) purchasing additional Mortgage Loan servicing rights and retaining current Mortgage Loan servicing rights, (b) purchasing a mortgage banking company (including a management buyout of an existing mortgage banking company) or (c) securing a warehouse line of credit; provided, that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Fannie Mae supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements, or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):

The Security Interest described in this financing statement is subject and subordinate to all rights, powers, and prerogatives of Fannie Mae under and in connection with (i) the terms and conditions of that certain Acknowledgment Agreement, with respect to the Security Interest, by and between Fannie Mae, loanDepot.com, LLC (the “Debtor”) and EverBank and (ii) the Mortgage Selling and Servicing Contract, the Fannie Mae Selling Guide, the Fannie Mae Servicing Guide and any supplemental servicing instructions or directives provided by Fannie Mae, all applicable master agreements (including applicable MBS pool purchase contracts and variances), recourse agreements, repurchase agreements, indemnification agreements, loss-sharing agreements, and any other agreements between Fannie Mae and the Debtor, and all as amended, modified, restated or supplemented heretofore and hereafter from time to time (collectively, the “Fannie Mae Lender Contract”), which rights, powers, and prerogatives include, without limitation, the right of Fannie Mae to terminate the Fannie Mae Lender Contract with or without cause and the right to sell, or have transferred, the Servicing Rights as therein provided.

(g) Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, to the extent that Borrower’s right, title and interest in mortgage servicing rights under Approved Servicing Agreements with Freddie Mac shall at any time be included within the security interest created hereby, such security interest shall only secure Borrower’s indebtedness and obligations to Bank incurred for (i) the purposes of securing (a) a warehouse line of credit and used for one of the purposes set forth in clauses (b) through (e), (b) a loan whose proceeds have been or will be used to acquire rights in such Freddie Mac Servicing Agreement in accordance with the provisions of the Freddie Mac Sellers’ and

Servicers’ Guide, (c) a loan whose proceeds have been or will be used to acquire assets of, or stock issued by, Borrower, (d) a loan whose proceeds have been or will be used to purchase from another mortgage banking company the contract right to service Mortgage Loans, or to purchase assets of, or stock issued by, such company, (e) a loan whose proceeds have been or will be used as working capital, or (ii) any other purpose which Freddie Mac, in its sole and absolute discretion, considers to be consistent with the purposes of its Acknowledgment Agreement to be executed among Borrower, Bank and Freddie Mac; provided, that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Freddie Mac supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; and provided further that the security interest so created will be subject to the following provision to be included in each financing statement filed in respect thereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):

The security interest referred to in this financing statement is subject and subordinate in each and every respect (a) to all rights, powers and prerogatives of one or more of the following: the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Government National Mortgage Association (“Ginnie Mae”) or such other investors that own mortgage loans, or which guaranty payments on securities based on and backed by pools of mortgage loans, identified on the exhibit(s) or schedule(s) attached to this financing statement (the “Investors”); and (b) to all claims of an Investor arising out of any and all defaults and outstanding obligations of the debtor to the Investor. Such rights, powers and prerogatives of the Investors may include, without limitation, one or more of the following: the right of an Investor to disqualify the debtor from participating in a mortgage selling or servicing program or a securities guaranty program with the Investor; the right to terminate contract rights of the debtor relating to such a mortgage selling or servicing program or securities guaranty program; and the right to transfer and sell all or any portion of such contract rights following the termination of those rights.

(h) To the extent that Borrower’s right, title and interest in mortgage servicing rights under Approved Servicing Agreements with Ginnie Mae shall at any time be included within the security interest created hereby, Bank acknowledges and agrees that (x) Borrower is entitled to servicing income with respect to a given mortgage pool only so long as Borrower is an issuer in good standing pursuant to Ginnie Mae rules, regulations, guides and similar announcements; (y) upon Borrower’s loss of such good-standing issuer status, Bank’s rights to any servicing income related to a given mortgage pool also terminate; and (z) the pledge of Borrower’s rights to servicing income conveys no rights (such as a right to become a substitute servicer or issuer) that are not otherwise specifically provided for in the rules, regulations, guides or similar announcements by Ginnie Mae, provided that this sentence shall automatically be deemed amended or modified if and to the extent Ginnie Mae amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements, if any, or published announcements and provided further that the security interest so created will be subject to the following provision to be included in each financing statement filed in respect thereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):

The property subject to the security interest reflected in this instrument includes all of the right, title and interest of LoanDepot.com, LLC (“Debtor”) in certain mortgages and/or participation interests related to such mortgages (“Pooled Mortgages”) and pooled under the mortgage-backed securities program of the Government National Mortgage Association (“Ginnie Mae”), pursuant to section 306(g) of the National Housing Act, 12 U.S.C. § 1721(g);

To the extent that the security interest reflected in this instrument relates in any way to the Pooled Mortgages, such security interest is subject and subordinate to all rights, powers and prerogatives of Ginnie Mae, whether now existing or hereafter arising, under and in connection with: (i) 12 U.S.C. § 1721(g) and any implementing regulations; (ii) the terms and conditions of that certain Acknowledgment Agreement, with respect to the Security Interest, by and between Ginnie Mae, Debtor and EverBank; (iii) applicable Guaranty Agreements and contractual agreements between Ginnie Mae and the Debtor; and (iv) the Ginnie Mae Mortgage-Backed Securities Guide, Handbook 5500.3 Rev. 1, and other applicable guides; and

Such rights, powers and prerogatives of Ginnie Mae include, but are not limited to, Ginnie Mae’s right, by issuing a letter of extinguishment to Debtor, to effect and complete the extinguishment of all redemption, equitable, legal or other right, title or interest of the Debtor in the Pooled Mortgages, in which event the security interest as it relates in any way to the Pooled Mortgages shall instantly and automatically be extinguished as well.

(i) The value of all Servicing Rights and/or Pledged Servicing Rights, as applicable, to Bank shall be periodically determined as required by Bank, and the Borrowing Base shall be adjusted to reflect each such determination and updating of the value of such Collateral; provided that, notwithstanding any other provision hereof to the contrary, Bank shall have the right, exercisable from time to time (daily or less often) in its sole discretion on any day after the occurrence and during the continuance of any Default or Event of Default to mark the Servicing Rights to market, whereupon, for purposes of determining the value of the Collateral for that day (and for each day thereafter until it shall thereafter be evaluated or re-evaluated by such an approved appraiser or broker or again marked to market by Bank) such Servicing Rights shall be equal to the market value on that day as determined by Bank in its sole and absolute discretion without regard to the then-current Servicing Rights Appraisal (which market value

Borrower acknowledges may be nominal). Borrower acknowledges that a determination by Bank of market value pursuant to this Agreement is for the limited purpose of determining value of the Collateral for lending purposes under this Agreement without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of Collateral achieved by obtaining competing bids in an orderly market in which the servicer is not in default, insolvent or the subject of a case in bankruptcy and the bidders have adequate opportunity to perform customary diligence.

(j) In the event that the buyer under the Mortgage Warehouse Agreement releases its security interest in any Purchased Mortgage Loans or other assets in which such buyer has a security interest under the Warehouse Loan Agreement, then (except under the circumstances specified in the last sentence of section (c) of Exhibit I hereto), any security interest in such Purchased Mortgage Loans or other assets that has been granted to Bank hereunder shall automatically and without further action on the part of Bank be released hereunder.

5. Conditions to Loan Advances.

(a) First Loan Advance. As conditions precedent to Bank’s obligation to fund the initial Loan Advance hereunder:

(1) Borrower shall have delivered to Bank, in form and substance satisfactory to Bank and its counsel, each of the following:

(i) duly executed copies of this Agreement, each Subordination Agreement, if applicable, and the Power of Attorney;

(ii) copies of all financing statements and other documents, instruments and agreements, properly executed and recorded, that Bank deems necessary or appropriate;

(iii) such credit applications, financial statements, authorizations and other information concerning Borrower and its business, operations and conditions (financial and otherwise) as Bank may reasonably request;

(iv) certified copies of resolutions of the directors of Borrower approving the execution and delivery of the Loan Documents to which Borrower is a party, the performance of the Obligations thereunder and the consummation of the transactions contemplated thereby;

(v) a certificate from an officer of Borrower certifying the names and true signatures of the officers of Borrower authorized to execute and deliver the Loan Documents to which Borrower is a party;

(vi) a copy of Borrower’s Articles or Certificate of Incorporation and Bylaws;

(vii) the Note;

(viii) a legal opinion in form and substance acceptable to Bank; and

(ix) a fully-executed Fifth Amendment to Master Repurchase Agreement and Pricing Letter, in form and substance acceptable to Bank, in connection with the Mortgage Warehouse Agreement.

(2) Borrower shall have paid all fees and expenses payable by Borrower hereunder.

(3) All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding Obligations, enforceable in accordance with their respective terms, shall have been done and performed, and shall have happened in due and strict compliance with all applicable laws.

(4) All documentation, including without limitation, documentation for corporate and legal proceedings in connection with the Loan Advances contemplated by the Loan Documents, shall be satisfactory in form and substance to Bank and its counsel.

(b) Ongoing Loan Advances. As conditions precedent to Bank’s obligation to fund any Loan Advance hereunder, including the first Loan Advance, at and as of the date of advance thereof:

(1) There shall have been submitted to Bank the Advance Request for such Loan Advance.

(2) The representations and warranties of Borrower contained in the Loan Documents shall be accurate and complete in all respects as if made on and as of the date of such advance, conversion or continuance.

(3) There shall not have occurred and be continuing a Default or an Event of Default.

(4) There shall not have occurred any material adverse change in the financial condition, assets, nature of assets, operations or prospects of Borrower from that represented in this Agreement, the other Loan Documents, or the documents or information furnished to Bank in connection herewith or therewith.

(5) The total outstanding principal balance of the Loan after such Loan Advance shall not exceed the Maximum Loan Amount.

(6) By submitting an Advance Request to Bank hereunder, Borrower shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in Sections 5(b)(2) through 5(b)(5) above.

6. Affirmative Covenants. Borrower hereby covenants and agrees with Bank that, as long as any Obligations remain unpaid or this Agreement remains in force and effect, Borrower shall:

(a) Financial Statements. Furnish or cause to be furnished to Bank:

(1) Year-End Financial Statements: Borrower shall deliver to Bank within ninety (90) days after the end of its respective fiscal year, audited financial statements, including statements of income and retained earnings and a balance sheet with all related notes, all in reasonable detail and prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year; all examined by an independent Certified Public Accountant acceptable to Bank, showing its respective financial condition at the close of each year and the results of its operation s during the year. Any qualification or exception to the opinion by the accountant shall render the acceptability of the financial statements subject to Bank approval.

(2) Monthly Financial Statements of Borrower: Borrower shall deliver to Bank within thirty (30) days after the end of each fiscal month, financial statements for such month, including statements of income and retained earnings and a balance sheet with all related notes, all in reasonable detail and prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year showing the financial condition of Borrower at the close of each month and the results of operations of Borrower during such month.

(3) Officer’s Certificate; Servicing Rights Appraisal; ATNW Servicing Rights Appraisal. Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsections (1) and (2) above, (A) an officer’s certificate in the form of Exhibit IV hereto certified by an executive officer of Borrower and demonstrating compliance with the covenants contained herein, including without limitation the financial covenants set forth in Section 6(m), (n), (o) and (p) hereof, (B) a report specifying the unpaid principal balance of all Pledged Servicing Rights as of the last day of the preceding month and (C) when the end of the subject reporting period coincides with the end of a fiscal quarter, an ATNW Servicing Rights Appraisal. All ATNW Servicing Rights Appraisals shall be delivered to Bank no later than thirty (30) days after the applicable “as of” date therefor. Bank reserves the right to require at any time that Borrower obtain and deliver a current ATNW Servicing Rights Appraisal during the pendency of a Default or an Event of Default.

(b) Certificates: Reports: Other Information. Furnish or cause to be furnished to Bank:

(1) Promptly, such additional financial and other information, including, without limitation, financial statements of Borrower and information regarding the Collateral as Bank may from time to time reasonably request.

(2) Promptly, copies, if any, of any and all forms, reports, supplements or other documents of any kind filed by Borrower with the Securities and Exchange Commission; and

(3) Promptly following receipt thereof, a copy of any management letter or written report submitted to Borrower by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of Borrower.

(c) Payment of Indebtedness. Pay or otherwise satisfy at or before maturity or before it becomes delinquent or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith by appropriate proceedings and for which provision is made to the satisfaction of Bank for the payment thereof in the event Borrower is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by Borrower.

(d) Maintenance of Existence and Properties. Maintain its company existence and obtain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, including but not limited to all approvals with respect to, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, FHA and VA, and comply with all Contractual Obligations and Requirements of Law (including, without limitation, any Requirements of Law under or in connection with ERISA), except where the failure to so comply is not likely to have a Material Adverse Effect.

(e) Inspection of Property: Books and Records: Audits.

(1) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and

(2) Permit: (i) representatives of Bank to (A) visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon not less than two (2) Business Days prior notice (provided that upon the occurrence and during the continuation of a Default or an Event of Default no such notice shall be necessary) and as often as may reasonably be desired by Bank, and (B) discuss the business, operations, properties and financial and other condition of Borrower with officers and employees of Borrower, and with its independent certified public accountants, and (ii) representatives of Bank to conduct periodic operational audits of Borrower’s business and operations; provided, that unless a Default or Event of Default has occurred and is continuing, (x) Bank shall combine any such visits, discussions and operational audits with those undertaken pursuant to the Mortgage Warehouse Agreement at any time that the Mortgage Warehouse Agreement is in effect and (y) Borrower shall not be obligated to pay the expenses of more than one such audit per calendar year.

(f) Notices. Promptly give written notice to Bank of:

(1) The occurrence of any Default or Event of Default known to responsible management personnel of Borrower and the proposed method of cure thereof.

(2) Any litigation, investigation, regulatory action or proceeding that is pending or threatened by or against Borrower in any federal or state court or before any Agency or governmental authority that, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default.

(3) (i) Borrower’s entry into any new facility constituting Indebtedness exceeding $5,000,000, individually or in the aggregate, or (ii) Borrower’s creation, incurrence or assumption of any Lien upon any of its property or assets (including servicing rights, but excluding property or assets pledged pursuant to this Agreement, pursuant to any Existing Indebtedness or pursuant to any new facility with respect to which Borrower has provided Bank notice in accordance with Section 6(f)(3)(i)) if the obligation asserted in connection with such Lien exceeds $5,000,000, individually or in the aggregate.

(4) Any material adverse change known to responsible management personnel of Borrower in the business, operations, property or financial or other condition of Borrower.

(5) Borrower will within one (1) Business Day notify Bank of (i) the transfer, expiration without renewal or termination of any Servicing Agreement, any Debt for Borrowed Money Arrangement, or the loss of the right of Borrower to service Serviced Loans thereunder, the reason for such transfer, expiration, termination or loss, if known to Borrower, and the effects that such transfer, expiration, termination or loss will have (or will likely have) on the prospects for full and timely collection of all amounts owing to Borrower under or in respect of that Servicing Agreement and (ii) any event, occurrence or circumstance that results in a Pledged Servicing Right not meeting any requirement to maintain its status as an Eligible Pledged Servicing Right.

(g) Expenses. Pay all reasonable out-of-pocket costs and expenses (including fees and disbursements of legal counsel) of Bank: (1) incident to the preparation, negotiation and administration of the Loan Documents, including with respect to or in connection with any waiver or amendment thereof or thereto, (2) associated with any periodic audits conducted pursuant to Section 6(e)(2) (except as otherwise provided therein), and (3) incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidations reorganization moratorium or other similar proceedings involving Borrower or a “workout” of the Obligations. The Obligations of Borrower under this Section 6(g) shall be effective and enforceable whether or not any Loan Advance is funded by Bank hereunder and shall survive payment of all other Obligations.

(h) Loan Documents. Comply with and observe all terms and conditions of the Loan Documents.

(i) Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are acceptable to Bank, including, without limitation, errors and omissions coverage (written on an “occurrence” basis and providing coverage of at least one million dollars ($1,000,000.00) per occurrence) and fidelity coverage in amount, form and substance acceptable under Fannie Mae, Freddie Mac or Ginnie Mae guidelines, and furnish Bank on request full information as to all such insurance, and to provide within five (5) days after receipt, certificates or other documents evidencing the renewal of each such policy. Such insurance shall be underwritten by a company rated B/IV or better in Best’s, and must protect Borrower against losses resulting from dishonest or fraudulent acts committed by Borrower’s employees and agents, and against losses resulting from the negligence, errors or omissions of Borrower’s employees and agents in the performance of Borrower’s normal loan origination duties. Bank shall be a named an additional named insured or a loss payee, as appropriate, under each such insurance policy.

(j) Change of Name or Jurisdiction. Borrower shall provide Bank with thirty (30) days advance notice of any change in Borrower’s legal name, its jurisdiction of organization or its principal office or place of business.

(k) Servicing. Borrower shall maintain or, if Borrower is not the Servicer, cause the Servicer to maintain, adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices and the Servicing Agreements. If Borrower is not the Servicer, Borrower will provide Bank with copies of all subservicing agreements and all reports, performance reviews and other correspondence provided by Servicer or Borrower or required of either party thereunder.

(l) Acknowledgment Agreements. On or prior to the date of the Initial Loan Advance, Borrower will deliver to Bank an Acknowledgement Agreement from Fannie Mae. If, thereafter, any other Agency becomes an Approved Investor, then on or prior to the date of the first Advance for which the Borrowing Base includes Pledged Servicing Rights relating to such other Agency, Borrower will deliver to Bank an Acknowledgment Agreement with such Agency.

(m) Maintenance of Adjusted Tangible Net Worth. Borrower shall maintain an Adjusted Tangible Net Worth of not less than $70,000,000.00.

(n) Maintenance of Ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth. Borrower shall maintain the ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth of no greater than 15:1.

(o) Maintenance of Liquidity. Borrower shall ensure that it has cash and Cash Equivalents (excluding Restricted Cash or cash pledged to Persons other than Bank), in an amount not less than Twenty Million Dollars ($20,000,000.00).

(p) Maintenance of Profitability. Borrower shall not permit, for any four (4) consecutive fiscal quarters, Borrower’s Net Income for such four (4) fiscal quarters (on an aggregate basis) to be less than $1.00.

(q) Post-Closing Matters. Borrower shall deliver to Bank by June 30, 2015, a Servicer Notice in substantially the form attached hereto as Exhibit III, or such other form as may be reasonably acceptable to Bank, duly executed by Borrower and the relevant Servicer.

7. Negative Covenants. Borrower hereby agrees that, as long as any Obligations remain unpaid or Bank has any obligation to fund Loan Advances hereunder, Borrower shall not at any time, directly or indirectly:

(a) Liens. Create, incur, assume or suffer to exist, any Lien upon the Collateral except as for the Liens created by this Agreement.

(b) Consolidation and Merger; Change of Business and Management. Liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate, acquisition, sale, lease, transfer or other disposition of assets or other combination if such transaction would result in a Change of Control or make any material change in the nature of its business as presently conducted without Bank’s prior written consent.

(c) Acquisitions. Purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets, securities or business of any Person without prior written notice to Bank.

(d) Subsidiaries. Organize any Subsidiary without prior written notice to Bank.

(e) Collateral. Sell, lease, transfer or otherwise dispose of any Collateral without the prior written consent of Bank, which consent shall not be unreasonably withheld or delayed provided that the proceeds thereof flow to Bank and Borrower submits a new Borrowing Base Certificate in connection with any request for the release thereof.

(f) Receivables Not To Be Evidenced by Promissory Notes. Borrower shall not take any action, or permit any other Person to take any action, to cause any of the Pledged Servicing Receivables to be evidenced by any “instrument” (as such term is defined in the Uniform Commercial Code), except in connection with the enforcement or collection of the Servicing Advance Receivables.

(g) No Pledge. Borrower shall not (a) pledge, transfer or convey any security interest in the Pledged Deposit Accounts to any Person without the express written consent of Bank or (b) pledge, grant a security interest or assign any existing or future rights to service any of the Collateral or to be compensated or reimbursed for servicing any of the Collateral, or pledge or grant to any other Person any security interest in any Collateral or Pledged Servicing Agreements.

(h) Modification of the Servicing Agreements. Borrower shall not consent with respect to any Pledged Servicing Agreements related to any Collateral, to (i) the modification, amendment or termination of such Pledged Servicing Agreements, (ii) the waiver of any provision of such Pledged Servicing Agreements or (iii) the resignation of Borrower as servicer, or the assignment, transfer, or material delegation of any of its rights or obligations, under such Pledged Servicing Agreements, without the prior written consent of Bank exercised in Bank’s sole discretion. Borrower will not amend, modify or terminate any agreement with any subservicer that performs any services with respect to the Collateral without the prior written consent of Bank.

(i) Liens on Substantially All Assets. Borrower shall not grant a security interest to any Person other than Bank or an Affiliate of Bank in substantially all assets of Borrower unless Borrower has entered into an amendment to this Agreement that grants to Bank a pari passu security interest on such assets.

(j) Dividend. Declare or pay any dividends, or return any capital, to its owners or authorize or make any other distribution, payment or delivery of property or cash to its owners as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any ownership interest, or set aside any funds for any of the foregoing purposes, if a Default or Event of Default has occurred and is continuing or if such payment or action shall result in any such Default or Event of Default (except that Borrower shall be permitted to make Tax Distributions at any time).

(k) Illegal Activities. Borrower shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(l) Transactions with Affiliates. Borrower shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate unless such transaction is (i) not otherwise prohibited in this Agreement, (ii) in the ordinary course of Borrower’s business, and (iii) upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

8. Events of Default. If any of the following events (each an “Event of Default”) occur, Bank shall have the rights set forth in Section 9 hereof and as otherwise set forth herein and in the other Loan Documents, as applicable:

(a) Borrower shall fail to make when due any payment of principal or interest under this Agreement or the Note or to timely satisfy the obligation to meet a Margin Call under Section 3(f) of this Agreement; or

(b) Borrower shall fail to make when due any payment obligations under this Agreement or any other Loan Document (other than those referenced in Section 8(a)) and such failure shall continue for a period of five (5) Business Days; or

(c) Any representation or warranty made or deemed made by Borrower in any Loan Document or in connection with any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made or deemed made; provided, however, a breach of the representation or warranty set forth in Section 2(a)(22), unless such breach is knowing and intentional, shall result in Bank excluding the affected Servicing Right or Servicing Rights from the Borrowing Base and such breach shall not in and of itself constitute an Event of Default; or

(d) Borrower shall default in the observance or performance of any covenant or agreement contained in any of Section 6(m) (Maintenance of Adjusted Tangible Net Worth), Section 6(n) (Maintenance of Ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth), Section 6(o) (Maintenance of Liquidity) or Section 7 of this Agreement; or

(e) Except as otherwise set forth in this Section 8, Borrower shall default in the observance or performance of any covenant or agreement contained in Section 6 of this Agreement or shall fail to observe the provisions of the Note, and such default continues for more than five (5) Business Days following the date such default first occurred; or

(f) Except as otherwise set forth in this Section 8, Borrower shall fail to observe or perform any other term or provision contained in the Loan Documents, and such failure shall continue for ten (10) Business Days; or

(g) Borrower shall default in any payment of principal of or interest on any Indebtedness in the aggregate principal amount of one million dollars ($1,000,000) or more (including without limitation the Mortgage Warehouse Agreement) without regard for the dollar amount of the defaulted payment, or any other event shall occur, the effect of which is to permit such Indebtedness or any portion thereof to be declared or otherwise to become due prior to its stated maturity; or

(h) (1) Borrower shall commence any case, proceeding or other action (i) relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Borrower, or seeking to adjudicate Borrower a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Borrower or the debts of any of them, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Borrower or for all or any substantial part of Borrower’s assets, or Borrower shall make a general assignment for the benefit of its, his, her or their creditors; or (2) there shall be commenced against Borrower any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall be commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of the assets of any of them which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days form the entry thereof; or (4) Borrower shall take any action in furtherance of, or indicating its, his, her or their consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clauses (1), (2) or (3) above; or (5) Borrower shall generally not, or shall be unable to, or shall admit in writing its, his, her or their inability to pay its, his, her or their debts as they become due; or

(i) (1) Borrower or any of its ERISA Affiliates shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (2) any failure to meet the minimum funding standard as defined in Section 302 of ERISA, whether or not waived, shall occur with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (4) any Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by Borrower or any of its ERISA Affiliates or (6) any other event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, is likely to subject Borrower to any tax, penalty or other liabilities that would have a Material Adverse Effect; or

(j) One or more judgments or decrees in an aggregate amount in excess of five hundred thousand dollars ($500,000) shall be entered against Borrower and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days after the entry thereof; or

(k) Borrower’s rights to service Serviced Loans for any one or more investors under Servicing Agreements the value of which rights to Borrower (as reasonably estimated by Bank) equals or exceeds 5.00% of the aggregate principal amount of Borrower’s Servicing Portfolio shall be terminated for cause (i.e., on account of act(s) or omission(s) by Borrower for which the holder, or a trustee for the holder, of the relevant Serviced Loans has the right under such Servicing Agreement to terminate such servicing rights); or

(l) A Servicer Downgrade Event has occurred; or

(m) For any reason, any Loan Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Bank) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Bank) shall seek to disaffirm, terminate, limit or reduce its obligations thereunder; or

(n) (i) Borrower shall grant, or suffer to exist, any Lien on any Collateral (except any Lien in favor of Bank); or (ii) the Liens contemplated hereby are not first priority perfected Liens in and on the Collateral in favor of Bank; or

(o) Bank shall have determined that a Material Adverse Effect has occurred; or

(p) A Change in Control shall have occurred.

9. Rights upon Event of Default. If any Event of Default shall occur and be continuing, Bank may without notice terminate this Agreement and declare the Loan and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 8(f), this Agreement shall automatically terminate and the Loan and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. If any Event of Default shall occur and be continuing, subject to the requirements of any applicable Acknowledgment Agreement, Bank may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise, including without limitation:

(a) in its discretion, to demand, sue for, collect or receive and receipt for (in its own name, in the name of Borrower or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;

(b) direct, and to take any and all other steps necessary to cause, any Servicer of any of the Collateral to pay over directly to Bank for the account of Borrower (instead of to Borrower or any other Person) all sums from time to time due to Borrower and to take any and all other actions that Borrower or Bank has the right to take under Borrower’s contract with such Servicer;

(c) direct Borrower to pay over to Bank all sums from time to time due Borrower under or in respect of the Collateral, including any and all fees and other compensation under the Servicing Agreements for servicing the Serviced Loans and all amounts paid to or collectable by Borrower to pay Pledged Servicing Receivables, whether paid to Borrower or withheld or recovered by Borrower from collections and realizations on such Mortgage Loans or any other source, and to take any and all other actions that, subject to any restrictions imposed by the relevant Servicing Agreement for the benefit of the party to it on whose behalf the Mortgaged Loans are being serviced (to the extent that such restrictions are valid and enforceable under the UCC and all applicable laws, rules and regulations), Borrower or Bank has the right to take under that Servicing Agreement, and if Bank does so request, then Borrower shall diligently and continuously thereafter comply with such request. All amounts so received and collected by Bank pursuant to this Section 9(c) shall be applied in the same order and manner as is specified in Section 3(l);

(d) foreclose upon or otherwise enforce its security interest in and Lien on the Collateral, or on such portions or elements of the Collateral as Bank shall elect to proceed against from time to time;

(e) at Bank’s option and in its sole discretion, to notify any or all Makers obligated under any or all items of Collateral, that the Collateral has been assigned to Bank and that all payments thereon are to be made directly to Bank or such other Person as may be designated by Bank; to settle, compromise, or release, in whole or in part, any amounts owing on the Collateral or any portion of the Collateral, on terms acceptable to Bank; enforce payment and performance and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce Liens or security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;

(f) act, or contract with one or more third Persons to act, as Servicer of each item of Collateral requiring servicing and perform all obligations required in connection with any Servicing Agreements to which Borrower is a party, and Borrower hereby agrees to pay such third Persons’ fees to the extent (if any) that Bank is unable, despite reasonable efforts made by Bank in light of the necessity that there be no material break in the continuity of servicing, to contract for such servicing and performance of such obligations for fees equal to or less than the fees under such Servicing Agreements;

(g) as a matter of right and without notice to Borrower or anyone claiming under Borrower, and without regard to the then value of the Collateral or the interest of Borrower therein, to apply to any court having jurisdiction to appoint a receiver or receivers of the Collateral, and Borrower hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Bank in case of entry as provided herein and shall continue as such and exercise all such powers until the date of the sale of the Collateral unless such receivership is sooner terminated; and

(h) exercise all rights and remedies of a secured creditor under the UCC, including selling the interests of Borrower in the Collateral at public or private sale. Bank shall give Borrower not less than 10 days’ notice of any such public sale or of the date after which private sale may be held. Borrower agrees that 10 days’ notice shall be reasonable notice. At any such sale any or all of the Collateral may be sold as an entirety or in separate parts, as Bank may determine in its sole discretion. Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. Bank is authorized at any such sale, if Bank deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral. Borrower specifically agrees that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) Borrower will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold. Upon any such sale, Bank shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which Borrower has or may have under any rule of law or statute now existing or hereafter adopted. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Bank until the selling price is paid by the purchaser, but Bank shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Nothing in this Agreement shall be construed as Borrower’s waiver of, or agreement to waive, any requirement imposed by applicable law that any sale of the Collateral be commercially reasonable.

Borrower waives any right to require Bank to proceed against any third party, exhaust any Collateral or other security for the Obligations, or to have any third party joined with Borrower in any suit arising out of the Obligations or any of the Loan Documents, or pursue any other remedy available to Bank. Borrower further waives any and all notice of acceptance of this Agreement. Borrower further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party.

All rights available to Bank under the Loan Documents shall be cumulative of and in addition to all other rights granted to Bank at Law or in equity, whether or not the Loan or the Obligations be due and payable or performance required and whether or not Bank shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.

Borrower hereby grants to Bank the nonexclusive right to use (in common with Borrower and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive), at any time following the occurrence of an Event of Default that has not been waived by Bank or cured, Borrower’s operating systems to manage and administer the Pledged Servicing Rights and any of the related data and information that constitutes Collateral, or that otherwise relates to the Pledged Servicing Rights, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Pledged Servicing Rights (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems, and Borrower’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by Borrower’s permittees), and any computer programs that are owned by Borrower (or licensed to Borrower under licenses that may lawfully be transferred or used by Borrower’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

10. Termination. This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect any Loan Advance previously consummated or the rights and obligations of Borrower and Bank with respect thereto. Notwithstanding the foregoing, (a) Bank hereby agrees to use commercially reasonable efforts to obtain within sixty (60) days after the date hereof (the “Approval Period”) Bank credit committee approval to include by an amendment to this Agreement a sublimit of the existing Maximum Loan Amount for Borrower-paid advances required by Approved Servicing Agreements and (ii) in the event Bank is unable to obtain such approval prior to the end of the Approval Period, then for thirty (30) days following the end of the Approval Period Borrower shall have the right, by written notice to Bank, to terminate this Agreement on a specified date not less than sixty (60) nor more than ninety (90) days after the date of such notice of exercise. Borrower’s exercise of such right shall be irrevocable and on or prior to the specified date (which shall be deemed a Termination Date for the purposes of this Agreement), Borrower shall pay to Bank all outstanding obligations.

11. Miscellaneous Provisions.

(a) Assignment; Rehypothecation. Borrower may not assign its rights or Obligations under this Agreement without the prior written consent of Bank. Bank may at any time assign or pledge its rights and obligations under this Agreement to any other party. Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of Bank, its successors and assigns, and shall be binding upon Borrower, its successors and assigns.

Bank may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Bank’s obligations under this Agreement shall remain unchanged, (ii) Bank shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement and the other Loan Documents.

(b) Amendment. Neither this Agreement nor any of the other Loan Documents may be amended or terms or provisions hereof or thereof waived unless such amendment or waiver is in writing and signed by Bank and Borrower. In the event any governmental regulatory authority with jurisdiction over Bank requires Bank to amend this Agreement for any reason, Bank and Borrower shall negotiate, in good faith, to amend this Agreement to satisfy such government regulatory authority’s requirements. It is expressly agreed and understood that the failure by Bank to elect to accelerate amounts outstanding hereunder or to terminate the obligation of Bank to make Loans hereunder shall not constitute an amendment or waiver of any term or provision of this Agreement.

(c) Cumulative Rights, No Waiver. The rights, powers and remedies of Bank under the Loan Documents are cumulative and in addition to all rights, powers and remedies provided under any and all agreements among Borrower and Bank relating hereto, at law, in equity or otherwise. Any delay or failure by Bank to exercise any right, power or remedy shall not constitute a waiver thereof by Bank, and no single or partial exercise by Bank of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

(d) Entire Agreement. This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior written or verbal agreements and understandings relating to the subject matter hereof and thereof.

(e) Survival. All representations, warranties, covenants and agreements on the part of Borrower contained in the Loan Documents shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

(f) Notices. Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by telecopy or other electronic transmission) delivered to the intended recipient at the “Address for Notices” specified below in this Section 11(f) or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of an executive officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person. Except as otherwise provided in this Agreement and except for notices given under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given (a) when transmitted during business hours at the recipient’s place of business by email (if an email address for such purpose is provided for such Person) or by telecopy (if a telecopy number for such purpose is provided for such Person), (b) when delivered, if delivered by hand (including by courier or overnight delivery service), or (c) in the case of a mailed notice, upon receipt, in each case given or addressed as set forth below:

If to Bank:

EverBank

100 Summer Street, Suite 3232

Boston, Massachusetts 02110

Attention: Stephen E. Burse

E-mail: Stephen.Burse@EverBank.com

Telephone No.: (857) 264-3543

with copies to:

EverBank

501 Riverside Avenue

12th Floor

Jacksonville, Florida 32202

Attention: Legal Department

E-mail: Dave.Barrett@EverBank.com

Telephone No.: (904) 623-8237

Stoner Fox Law Group, LLP

120 Vantis, Suite 300

Aliso Viejo, CA 92656

Attention: John E. Stoner

E-mail: john@stonerfoxlaw.com

Telephone No.: (949) 916-4599

If to Borrower:

LoanDepot.com, LLC

26642 Towne Center Drive

Foothill Ranch, California 92610

Attention: Michelle Richardson

E-mail: mrichardson@loandepot.com

Telephone No.: (949) 707-9462

Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

For purposes of payments under the Note, the address of Bank shall be the address set forth in the Note.

(g) Governing Law. This agreement shall be governed by the internal laws of the state of New York without giving effect to the conflict of law principles thereof, other than sections 5-1401 and 5-1402 of the New York General Obligations Law. Notwithstanding anything to the contrary, the effectiveness, validity and enforceability of electronic contracts, other records, electronic records and electronic signatures used in connection with any electronic transaction between Bank and Borrower shall be governed by e-sign.

(h) Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

(i) Exculpatory Provisions. Neither Bank nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or Affiliates shall be liable to Borrower for any action taken or omitted to be taken by it or such Person under or in connection with the Loan Documents or with respect to the Collateral (except for its or such Person’s own gross negligence or willful misconduct).

(j) Indemnification. Borrower agrees to hold Bank, Bank’s Affiliates, and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all third-party liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party, relating to or arising out of this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Borrower also agrees to reimburse each Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of Bank’s rights under this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel.

(k) Confidentiality. Bank and Borrower hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Loan Documents or the transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any Person except as otherwise expressly set forth herein without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of an Event of Default Bank determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Collateral or otherwise to enforce or exercise Bank’s rights hereunder. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the transactions hereunder, any fact relevant to understanding the federal, state and local tax treatment of such transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Borrower may not disclose the name of or identifying information with respect to Bank or any pricing terms or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of such transactions and is not relevant to understanding the federal, state and local tax treatment of such transactions, or otherwise not necessary to comply with applicable securities laws, without the prior written consent of Bank. The provisions set forth in this Section 11(k) shall survive the termination of this Agreement.

(l) Consumer Information. Notwithstanding anything in this Agreement to the contrary, each party shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the information and data (in whatever form or format) contained in or pertaining to the Collateral and/or any applicable terms of this Agreement (the “Confidential Information”). Each party understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Each party shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act), (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Each party shall, at a minimum establish and maintain such data security program as is necessary to meet the applicable objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Upon reasonable request, each party will provide the other party evidence reasonably satisfactory to allow the requesting party to confirm that the responding party has satisfied its obligations as required under this Section. Without limitation, this may include, to the extent permitted by law, review of audits, summaries of test results, and other equivalent evaluations. Each party shall notify the other party immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers relating to any Collateral. Each party shall provide such notice by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of delivery. The provisions set forth in this Section 11(l) shall survive the termination of this Agreement.

(m) Jurisdiction, Venue and Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK, AND CONSENTS THAT BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. BORROWER ACKNOWLEDGES AND AGREES THAT THE VENUE PROVIDED ABOVE IS THE MOST CONVENIENT FORUM FOR BOTH BORROWER AND BANK. BORROWER WAIVES ANY OBJECTION TO VENUE AND ANY OBJECTION BASED ON A MORE CONVENIENT FORUM IN ANY ACTION INSTITUTED UNDER THIS AGREEMENT.

EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW AND UPON CONFERRING WITH THEIR RESPECTIVE COUNSEL) ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

(n) Reimbursement. Borrower shall reimburse Bank for all attorneys’ fees and expenses incurred by Bank to prepare and negotiate the terms of the Loan Documents. In addition, all sums reasonably expended by Bank in connection with the exercise of any right or remedy provided for herein shall be and remain Borrower’s obligation (unless and to the extent that Borrower is the prevailing party in any dispute, claim or action relating thereto). Borrower agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Bank in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Loan Documents (regardless of whether a Loan Advance is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Bank pursuant thereto, any “due diligence” or loan agent reviews conducted by Bank or on its behalf or by refinancing or restructuring in the nature of a “workout.” Borrower shall reimburse Bank for all third party expenses, including overnight delivery charges, Borrower incurs to send Mortgage Loan Documents, including the Note, to Take-Out Investors.

(o) Setoff and Withdrawal of Funds; Retention of Funds.

(1) In addition to any rights and remedies of Bank provided by law, Bank shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), including but limited to each Pledged Deposit Account required to be established under this Agreement, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and any other property of Borrower, at any time held or owing by Bank or any branch or agency thereof to or for the credit or the account of Borrower, but expressly excluding property held in escrow on behalf of mortgagors or grantors under Mortgage Loans or in safekeeping for delivery to an Agency.

(2) Upon the earlier of (a) thirty (30) days prior to the termination of this Agreement or (b) notification by either party of termination of this Agreement, Bank has the right to retain all funds contained in any deposit account (including, but not limited to, the Pledged Deposit Accounts) and apply and set-off against such deposits as provided in subsection (1) above.

(3) Bank agrees to promptly notify Borrower after any such set-offs and applications made by Bank under this Section 11(o); provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(p) Power of Attorney. Borrower hereby irrevocably constitutes and appoints Bank and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Bank’s reasonable discretion (but only following the occurrence and during the continuation of an Event of Default), for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, to protect, preserve and realize upon the Collateral, to file such financing statement or statements relating to the Collateral as Bank at its option may deem appropriate. Without limiting the generality of the foregoing, Borrower hereby gives Bank the power and right, on behalf of Borrower, without assent by, but with notice to, Borrower, to do the following:

(1) in the name of Borrower, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Bank for the purpose of collecting any and all such moneys due with respect to any Collateral whenever payable;

(2) to pay or discharge taxes and liens levied or placed on or threatened against the Collateral;

(3) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Bank or as Bank shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Bank may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though Bank were the absolute owner thereof for all purposes, and to do, at Bank’s option and Borrower’s expense, at any time, and from time to time, all acts and things which Bank deems necessary to protect, preserve or realize upon the Collateral and Bank’s liens thereon and to effect the intent of this Agreement, all as fully and effectively as Borrower might do;

(4) to request that any Pledged Servicing Right related to Fannie Mae, Freddie Mac, Ginnie Mae or any other investor be transferred to Bank or to another approved servicer approved by Fannie Mae, Freddie Mac, Ginnie Mae or such other investor (as the case may be) and perform (without assuming or being deemed to have assumed any of the obligations of Borrower thereunder) all aspects of each servicing contract that is Collateral;

(5) request distribution to Bank of sale proceeds or any applicable contract termination fees arising from the sale or termination of such servicing rights and remaining after satisfaction of Borrower’s relevant obligations to Fannie Mae, Freddie Mac, Ginnie Mae or such other investor (as the case may be), including costs and expenses related to any such sale or transfer of such servicing rights and other amounts due for unmet obligations of Borrower to Fannie Mae, Freddie Mac, Ginnie Mae or such other investor (as the case may be) under applicable Agency Guideline or such other investor’s contract;

(6) deal with investors and any and all subservicers and master servicers in respect of any of the Collateral in the same manner and with the same effect as if done by Borrower; and

(7) take any action and execute any instruments that Bank deems necessary or advisable to accomplish any of such purposes.

The powers conferred on Bank hereunder are solely to protect Bank’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Bank shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

This power of attorney is a power coupled with an interest and shall be irrevocable.

(q) Notwithstanding anything contained in this Agreement or in the Power of Attorney delivered by Borrower to Bank in accordance with Section 5(a)(1)(i) hereof to the contrary, Bank agrees that the Power of Attorney may only be utilized by Bank following the occurrence and during the continuation of an Event of Default.

[Remainder of page intentionally blank; signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed as of the day and year first above written.

EVERBANK

By:
Name:	Katherine M. Walton
Title:	Vice president

LOANDEPOT.COM, LLC

By:
Name:
Title:

Signature Page to Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed as of the day and year first above written.

EVERBANK

By:
Name:
Title:

LOANDEPOT.COM, LLC

By:
Name:	Jon Frojen
Title:	Chief Financial Officer

Signature Page to Loan and Security Agreement

EXHIBIT I

COLLATERAL

“Collateral” means all property that secures, either directly or indirectly, the payment and performance of the Loan and the Obligations, wherever located, in which Borrower now has or at any time hereafter has or acquires any right, title or interest, and all proceeds and products thereof, including, without limitation, all of the following:

(a) all Pledged Servicing Rights (whether classified as instruments, accounts, payment intangibles or general intangibles under the Uniform Commercial Code), together with:

(i) all late charges, fees and other servicing compensation under, for or in respect of the Pledged Servicing Rights, whether or not yet accrued, earned, due or payable;

(ii) all of Borrower’s rights to proceeds of any sale or other disposition of the Pledged Servicing Rights and to any payment in respect of the transfer or termination of the Pledged Servicing Rights by the counterparty to the relevant Approved Servicing Agreement;

(iii) all other present and future rights and interests of Borrower in, to, and under the Pledged Servicing Rights;

(iv) all insurance and claims for insurance effected or held for the benefit of Borrower and Bank in respect of the Pledged Servicing Rights;

(v) all of Borrower’s files, certificates, correspondence, appraisals, accounting entries, journals and reports, other information and data that describes, catalogs or lists such information or data, or that otherwise directly relates to the Pledged Servicing Rights, and other information and data that is used or useful for managing and administering the Pledged Servicing Rights;

(vi) all media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) on which is stored only information or data that relates to the Pledged Servicing Rights;

(vii) all products and proceeds of the Pledged Servicing Rights, all accounts, deposit accounts, payment intangibles and general intangibles arising from, under or in respect of the Pledged Servicing Rights or relating thereto, and all accessions or additions to and all substitutions for any of the Pledged Servicing Rights;

(viii) all instruments, documents, or writings evidencing any monetary obligation, account, payment intangible, general intangible or security interest in any of the Pledged Servicing Rights, whether now existing or hereafter arising, accruing or acquired; and

(ix) all security for or claims against others in respect of the Pledged Servicing Rights;

(b) All Pledged Servicing Receivables (whether classified as instruments, accounts, payment intangibles or general intangibles under the Uniform Commercial Code), together with:

(i) all rights to compensation due or to become due to Borrower in consideration of the performance of the duties and obligations of Borrower under or in respect of any Approved Servicing Agreements;

(ii) all rights to funds from any and all Servicer’s deposit accounts from which Borrower has the right to make withdrawals to reimburse Borrower for monies advanced by Borrower as the servicer of Mortgage Loans pursuant to Approved Servicing Agreements;

(iii) all profits, income, surplus, moneys and revenues of any kind accruing, and all accounts arising, under or in respect of the Pledged Servicing Receivables;

(iv) all accounts, payment intangibles and general intangibles, whether now or hereafter existing (including all of Borrower’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of any or all of the Pledged Servicing Receivables;

(v) all of Borrower’s right, title and interest in and to any and all security for or claims against others in respect of the Pledged Servicing Receivables;

(vi) all of Borrower’s files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data directly relating to any of the Pledged Servicing Receivables; and

(vii) all of Borrower’s proceeds and rights to proceeds of any sale or other disposition of any or all of the Pledged Servicing Receivables;

(c) All Purchased Mortgage Loans, together with (i) Borrower’s rights (but not its obligations) under the Mortgage Warehouse Agreement, including without limitation any rights to receive payments thereunder or any rights to collateral thereunder whether now owned or hereafter acquired, now existing or hereafter created and (ii) all collateral however defined or described under the Mortgage Warehouse Agreement to the extent not otherwise included under the definitions of Collateral or the foregoing subparagraph (c)(i). Borrower shall deliver an irrevocable instruction to the buyer under the Mortgage Warehouse Agreement that upon receipt of notice of an Event of Default under this Agreement, the buyer thereunder is authorized and instructed to remit to Bank hereunder directly any amounts otherwise payable to Borrower and to deliver to Bank all collateral otherwise deliverable to Borrower. In furtherance of the foregoing, such notice shall also require, upon repayment of the outstanding Purchase Price under the Mortgage Warehouse Agreement and termination of all obligations of the buyer thereunder or other termination of the Mortgage Warehouse Agreement following repayment of all obligations thereunder that buyer under the Mortgage Warehouse Agreement deliver to Bank hereunder any collateral (as such term may be defined under the Mortgage Warehouse Agreement) or other property of Borrower then in its possession or control;

(d) Each Pledged Deposit Account; and

I-2

(e) All rights to have and receive any of the Collateral described above, all accessions or additions to and substitutions for any of such Collateral, together with all renewals and replacements of any of such Collateral, all other rights and interests now owned or hereafter acquired by Borrower in, under or relating to any of such Collateral or referred to above and all proceeds of any of such Collateral; all of Borrower’s present and future accounts, payment intangibles and general intangibles arising from or relating to any of the Pledged Servicing Receivables or any such other property as may be specifically pledged in writing by Borrower to Bank; all other rights and interests of Borrower in, under or, in the case of Servicing only, relating to any of such property, all of Borrower’s rights and interests (but none of its obligations) in, to and under all contracts and agreements, whether oral or written, relating thereto; any instruments, documents or writings evidencing any monetary obligation, contract right, account or security interest in any of such property or its proceeds accruing or accrued and all other rights and interests in and to any and all security for or claims against others in respect of any of the property described or referred to herein; all books, records, contract rights, instruments, documents (including all documents of title), chattel paper and proceeds relating to, arising from or by virtue of or collections with respect to, or comprising part of, any of such property, including all insurance and claims for insurance effected or held for the benefit of Borrower or Bank in respect of any of the foregoing, in each case whether now existing or hereafter arising, accruing or accrued; and all other rights and interests in and to any and all security for or claims against others in respect of any of the rights, interests and property described or referred to above.

I-3

EXHIBIT II

EXISTING INDEBTEDNESS

Lender/Buyer	Facility	Maximum Loan/Purchases
BAML	Warehouse Line	$300,000,000
Citibank	Warehouse Line	$125,000,000
Wells Fargo	Warehouse Line	$200,000,000
UBS	Warehouse Line	$550,000,000
Texas Capital Bank	Warehouse Line	$115,000,000
EverBank	Warehouse Line	$150,000,000
Jefferies	Warehouse Line	$200,000,000
Fannie Mae	ASAP Plus	$200,000,000
BAML	Gestation Facility	$150,000,000
Jefferies	Gestation Facility	$300,000,000
U.S. Bank, as Paying Agent	Unsecured Debt	$80,000,000
NexBank	MSR Facility	$25,000,000

EXHIBIT III

SERVICER NOTICE

[            ], 2015

[            , as Servicer]

Attention:

Re:	Loan and Security Agreement, dated as of May 22, 2015 (as amended from time to time, the “Loan Agreement”), by and between LoanDepot.com, LLC (“Borrower”) and EverBank (“Bank”).

Ladies and Gentlemen:

[            ] (the “Servicer”) is servicing certain mortgage loans for Borrower pursuant to that certain Subservicing Agreement, dated as of [            ], 201_, (the “Servicing Agreement”) between the Servicer and Borrower. Pursuant to the Loan Agreement between Bank and Borrower, the Servicer is hereby notified that Borrower has pledged to Bank and granted Bank a first-priority security interest in certain servicing rights and related rights and assets, including the rights to servicing compensation and reimbursement, regarding mortgage loans that are serviced by the Servicer for Borrower (the “Collateral”).

Upon Servicer’s receipt of a notice from Bank of an Event of Default (a “Notice of Event of Default”), Servicer shall segregate all amounts collected on account of the Collateral, hold them in trust for the sole and exclusive benefit of Bank and shall remit collections to, provide information to, and take direction solely from Bank (and not Borrower).

Notwithstanding any contrary information that may be delivered to the Servicer by Borrower, the Servicer may conclusively rely on any information or Notice of Event of Default delivered by Bank, and Borrower shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default. Any fees due to the Servicer shall be paid by Borrower; provided, that any fees incurred by Servicer following receipt of a Notice of Event of Default shall be paid by Bank. Each provision and notice herein shall be treated as separate and independent from any other provision or notice herein and shall be enforceable notwithstanding the unenforceability of any such other provision or notice.

THIS SERVICER NOTICE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[INSERT APPROPRIATE SIGNATURE LINES FOR BORROWER, BANK AND SERVICER]

IV-2

EXHIBIT IV

COMPLIANCE CERTIFICATE

[PLEASE REVIEW CAREFULLY]

BORROWER:	LOANDEPOT.COM, LLC

BANK:	EVERBANK

TODAY’S DATE:	/ /201

REPORTING PERIOD ENDED:	month(s) ended / /20

This certificate is delivered to Bank under the Loan and Security Agreement, dated as of May 22, 2015, between Borrower and Bank (as amended from time to time, the “Agreement”), all the defined terms of which have the same meanings when used herein.

I hereby certify that: (a) I am, and at all times mentioned herein have been, the duly elected, qualified, and acting officer of Borrower designated below; (b) to the best of my knowledge, the financial statements of Borrower from the period shown above (the “Reporting Period”) and which accompany this certificate were prepared in accordance with GAAP and present fairly the financial condition of Borrower as of the end of the Reporting Period and the results of its operations for Reporting Period; (c) a review of the Agreement and of the activities of Borrower during the Reporting Period has been made under my supervision with a view to determining Borrower’s compliance with the covenants, requirements, terms, and conditions of the Agreement, and such review has not disclosed the existence during or at the end of the Reporting Period (and I have no knowledge of the existence as of the date hereof) of any Default or Event of Default, except as disclosed herein (which specifies the nature of existence of each Default or Event of Default, if any, and what action Borrower has taken, is taking, and proposes to take with respect to each); (d) all information set forth on the attachment to this Compliance Certificate is true, correct, and complete, and the calculations set forth therein evidence that Borrower is in compliance with the requirements of the Agreement at the end of the Reporting Period (or if Borrower is not in compliance, showing the extent of non-compliance and specifying the period of non-compliance and what actions Borrower proposes to take with respect thereto); and (e) Borrower was, as of the end of the Reporting Period, in compliance and good standing with applicable Fannie Mae, Ginnie Mae, Freddie Mac, and HUD net worth requirements.

By:
Name:
Title:

BORROWER:	LOANDEPOT.COM, LLC

REPORTING PERIOD ENDED:	/ /20

All financial calculations set forth herein are as of the end of the Reporting Period.

1.	ADJUSTED TANGIBLE NET WORTH

The Adjusted Tangible Net Worth of Borrower is:
GAAP Net Worth:	$
Minus: Intangible Assets (excluding capitalized Servicing Rights)	$
Minus: Due from Shareholders or Related Parties	$
Minus: Capitalized Servicing Rights	$
Minus: Assets pledged to secure liabilities not included in Indebtedness:	$
Minus: Any other HUD non-acceptable assets:	$
Minus: Investments in Affiliates:	$
Plus: Lesser of (a) most recent MSR Appraised Value, and (b)capitalized Servicing Rights (per above):	$
Plus: Subordinated Debt:	$
ADJUSTED TANGIBLE NET WORTH:	$
REQUIRED MINIMUM		$70,000,000
In compliance?		☐ Yes ☐ No

2.	INDEBTEDNESS OF BORROWER

INDEBTEDNESS:	$

3.	LEVERAGE: ADJUSTED INDEBTEDNESS TO ADJUSTED TANGIBLE NET WORTH

Indebtedness (from 2, above)	$
Minus: Subordinated Debt (from 1, above)	$
ADJUSTED INDEBTEDNESS	$
Adjusted Tangible Net Worth (from 1, above)	$
RATIO OF ADJUSTED INDEBTEDNESS /ADJUSTED TANGIBLE NET WORTH:		:1
Maximum permitted		15:1
In compliance?		☐ Yes ☐ No

4.	LIQUIDITY

Cash	$
Less: Restricted Cash if included above	$
Plus: Cash Equivalents	$
LIQUIDITY	$
Minimum required		$20,000,000
In compliance?	☐	Yes	☐ No

5. PROFITABILITY RATIO

Net Income (prior three (3) fiscal quarters)	$
Net Income (fiscal quarter just ended)	$
Total Net Income (prior four (4) fiscal quarters)	$
Minimum required		$1.00 or more
In compliance?	☐	Yes	☐ No

6.	FACILITIES (Please list all credit facilities including off balance sheet facilities)

Institution	Total Commitment	Outstanding
EverBank Warehouse Lending	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
TOTALS	$	$

7.	REPURCHASES / INDEMNIFICATIONS (R&I)

Repurchases	UPB	# of Loans	Actual or Estimated Loss	How were they recorded on the financials?
Beginning Open R&I’s	$		$
New R&I’s received this month	$		$
R&I’s rescinded this month	$		$	n/a
R&I’s settled this month	$		$
Ending Open R&I’s	$		$

*	If you have a detailed schedule of loans subject to repurchases that includes the investor requesting, reason for repurchases, origination date, loan characteristics such as LTV, lien position, occupancy etc., and valuation method if you have estimated your loss exposure, please attach it with this table.

8.	LOAN LOSS RESERVE

	Current Month	Year-to-Date
Beginning loan loss reserve	$	$
Additional loss provision	$	$
Actual charge off	$	$
Ending Loan Loss Reserve	$	$

9.	LITIGATION

	Current Month	Year-to-Date
Pending litigations (Unit)
Expected losses on litigation	$	$

10.	THIRD PARTY REPORTS

All reports received from third parties (such as the SEC, Fannie Mae, Ginnie Mae, Freddie Mac) subsequent to the last reporting period are attached hereto. These reports include the following (if none, write “None”): [            ]

11.	DEFAULTS OR EVENTS OF DEFAULT

Disclose nature and period of existence and action being taken in connection therewith; if none, write “None”: [            ]

12.	OTHER REPORTS REQUIRED (Please attach if applicable)

a.	Indemnification & Repurchase Report for the prior year and current YTD.

b.	Hedge Reports (including: position summary report, MBS & whole loan trade detail, loan level detail report with weighted average take out price).

c.	Summary of year-to-date production, broken out by product type.

EXHIBIT V

YIELD PROTECTION, TAXES AND REPLACEMENT OF LENDER

SECTION 1. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Recipient (except any reserve requirement reflected in LIBOR);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Recipient or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Recipient or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount) then, upon request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Recipient determines that any Change in Law affecting such Recipient or any lending office of such Recipient or such Recipient’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Recipient’s capital or on the capital of such Recipient’s holding company, if any, as a consequence of this Agreement, the commitments of such Recipient or the Loans made by, or participations in Loans held by, such Recipient, to a level below that which such Recipient or such Recipient’s holding company could have achieved but for such Change in Law (taking into consideration such Recipient’s policies and the policies of such Recipient’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Recipient, as the case may be, such additional amount or amounts as will compensate such Recipient or such Recipient’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 1 of Exhibit V and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Recipient to demand compensation pursuant to this Section 1 of Exhibit V shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that Borrower shall not be required to compensate a Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Recipient, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2. Taxes.

(a) Defined Terms. For purposes of this Section 2 of Exhibit V, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 of Exhibit V) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Bank timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2 of Exhibit V) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Recipient (with a copy to Bank), or by Bank on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(e) Reserved.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2 of Exhibit V, Borrower shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(g) Status of Lenders. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower or Bank, such properly completed and executed documentation reasonably requested by Borrower or Bank as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by Borrower or Bank, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Bank as will enable Borrower or Bank to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2(g)(ii)(A), (ii)(B) and (ii)(D) below in this Exhibit V) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A) any Recipient that is a U.S. Person shall deliver to Borrower and Bank on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Bank), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Bank (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Bank), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Attachment V-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Attachment V-2 or Attachment V-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Attachment V-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Bank (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Bank), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Bank to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Bank at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Bank such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Bank as may be necessary for Borrower and Bank to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Bank in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2 of Exhibit V (including by the payment of additional amounts pursuant to this Section 2 of Exhibit V), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2 of Exhibit V with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2 of Exhibit V shall survive the resignation or replacement of Bank or any assignment of rights by, or the replacement of, a Recipient, the termination of the Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Recipient requests compensation under Section 1 of this Exhibit V, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2 of this Exhibit V, then such Recipient shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 1 or 2 of this Exhibit V, as the case may be, in the future, and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2 of this Exhibit V, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 2 of this Exhibit V and, in each case, such Recipient has declined or is unable to designate a different lending office in accordance with Section 3(a) of this Exhibit V, then Borrower may, at its sole expense and effort, upon notice to the affected Recipient and Bank, require such Recipient to assign and delegate, without recourse, all of its interests, rights (other than its existing rights to payments pursuant to Section 2 or Section 3 of this Exhibit V) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Recipient, if such other Recipient accepts such assignment); provided that:

(i) such Recipient shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 1 of this Exhibit V or payments required to be made pursuant to Section 2 of this Exhibit V, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii) such assignment does not conflict with applicable law.

A Recipient shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Recipient or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ATTACHMENT V-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of [            ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [            ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2 of Exhibit V to the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished [Bank] and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and [Bank], and (2) the undersigned shall have at all times furnished Borrower and [Bank] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             ,    20[    ]

ATTACHMENT V-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of [            ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [            ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2 of Exhibit V to the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such lender in writing, and (2) the undersigned shall have at all times furnished such lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             ,    20[    ]

ATTACHMENT V-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of [            ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [            ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2 of Exhibit V to the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such lender and (2) the undersigned shall have at all times furnished such lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             ,    20[    ]

ATTACHMENT V-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of [            ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [            ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2 of Exhibit V to the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished [Bank] and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and [Bank], and (2) the undersigned shall have at all times furnished Borrower and [Bank] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             ,    20[    ]

EXHIBIT VI

BORROWING BASE CERTIFICATE